UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Cognizant Technology Solutions Corp.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Cognizant

2017
Proxy Statement

& Notice of Annual Meeting

–	Notice of 2017 Annual Meeting

1	Proxy Statement Summary

10	Corporate Governance

10	Election of Directors – Proposal 1*

14	Board Composition

16	The Board’s Role and Responsibilities

18	Committees of the Board

19	Director Attendance

19	Director Compensation

21	Stock Ownership Information

22	Compensation

22	Advisory Votes on Executive Compensation (Say-on-Pay) and Frequency of Future Say-on-Pay Votes (Say-on-Frequency) – Proposals 2 and 3*

23	Compensation Discussion and Analysis

23	Overview of Executive Compensation Program

24	Role of Stockholder Say-on-Pay Votes

24	The Compensation-Setting Process

25	Direct Compensation of NEOs

30	Other Elements of Compensation

32	Compensation Committee

33	Executive Compensation Tables

38	Potential Payments upon Termination or Change in Control

40	Approval of 2017 Incentive Award Plan – Proposal 4*

47	Audit Matters

47	Ratification of Appointment of Independent Registered Public Accounting Firm – Proposal 5*

48	Audit Committee Report

49	Independent Registered Public Accounting Firm Fees and Other Matters

50	Stockholder Proposals

50	Stockholder Proposal Requesting that the Board take the Steps Necessary to Eliminate the Supermajority Voting Provisions in the Company’s Certificate of Incorporation and By-Laws – Proposal 6*

51	Stockholder Proposal Regarding Stockholder Action by Written Consent – Proposal 7*

53	Stockholder Proposals and Nominees for the 2018 Annual Meeting

54	Additional Information

54	Proxy Statement and Proxy Solicitation

55	Annual Meeting Q&A

57	Cognizant’s Annual Report on Form 10-K

57	Non-GAAP Financial Measures and Forward-Looking Statements

59	Appendix A – 2017 Incentive Award Plan

78	Helpful Resources
*	To be voted on at the meeting

The Cognizant Cultural Values

LETTER FROM THE CHAIRMAN AND CEO
John E. Klein		Francisco D’Souza

April 20, 2017

To Our Stockholders:

We are pleased to invite you to our 2017 Annual Meeting of Stockholders, which will be held at the Teaneck Marriott at Glenpointe, 100 Frank W. Burr Blvd., Teaneck, New Jersey 07666, on Tuesday, June 6, 2017, at 9:30 a.m. Eastern Time.

There have been a number of developments with the Company since our last annual meeting that we would like to highlight for you. In terms of financials, we completed 2016 with revenue at a record $13.5 billion (8.6% higher than in 2015). Net income was $1.6 billion. GAAP diluted earnings per share was $2.55 (down 3.8% from 2015), which included the tax costs of $0.39 per share on a cash remittance of $2.8 billion by our principal operating subsidiary in India that increased, after tax, our cash holdings outside of India, including an additional $1.0 billion in the U.S. Our non-GAAP diluted earnings per share increased by 10.4% to $3.39.1

As we noted last year, our customers have been facing a dual mandate. They must run better – operating with greater efficiency, productivity and flexibility. At the same time, they must run different – embracing innovation and reinventing their business to compete in today’s dynamic digital world. To address these seismic changes, we realigned the Company’s horizontal teams in the second half of 2016 into three digital practice areas that span the various business segments – Digital Business, Digital Operations and Digital Systems and Technology.

Our many talented associates around the world continue to work with clients to help them win in the digital economy by applying technology and analytics to drive sustainable growth, deploying systems of intelligence to automate and improve core business processes, and improving technology systems by deploying cloud and cyber security solutions and as-a-service models to make them simpler, more modern and secure. Digital revenue in 2016 grew well above Company average. We fully anticipate this trend – growth weighted toward digital – to accelerate in 2017 and beyond.

In the last year we have also been actively engaged with many of our stockholders, particularly focused on driving long-term stockholder value. Within this context, we developed and announced in February 2017 a comprehensive plan to accelerate our shift to digital services and solutions and further enhance stockholder value. Key elements of the plan are:

●

Accelerating our investments to scale digital capabilities across geographies and industry segments through both organic investments and acquisitions. We plan to continue to invest extensively in training and re-skilling our team, and in substantially expanding our local workforces in the U.S. and other local markets where we operate. We accelerated the pace of acquisitions during 2016 and intend to continue that strategy into 2017 with a focus primarily on tuck-in acquisitions that expand our intellectual property, industry expertise, geographic reach and platform and technology capabilities.

●

Improving the Company’s non-GAAP operating margin by accelerating the pursuit of high-value digital transformation work, driving leverage in the cost structure, executing on opportunities to improve operational efficiency and aggressively employing automation to optimize traditional services. In connection with this effort, we announced a move away from our historical 19-20% targeted non-GAAP operating margin toward a target of 22% in 2019.[1]

●

Returning $3.4 billion of capital to our stockholders in 2017 and 2018 through a combination of share repurchases and dividends. The Company commenced the first stage of this capital return program, a $1.5 billion accelerated share repurchase program, in March 2017, and intends to initiate a regular quarterly dividend of $0.15 per share in the second quarter of 2017.

Our commitment to good corporate governance has also never been stronger. Following the addition of one new director in each of 2015 and 2016, our ongoing Board refreshment continued with the welcoming of two new directors, Betsy S. Atkins and John M. Dineen, in April 2017. Ms. Atkins brings extensive leadership, corporate governance and digitization experience from her years leading several successful companies, including Baja Corp., a venture capital investment firm she co-founded in 1994, and serving on numerous boards across a range of global industries. Mr. Dineen brings operating and leadership experience from his 28 years in senior and executive roles with General Electric, most recently as CEO of GE Healthcare. We also thank directors Lakshmi Narayanan and Thomas M. Wendel, who are not standing for reelection this year, for their many years of service and strategic counsel and their roles in helping make Cognizant the leader it is today.

We hope you will take the time to read further about the above and other matters, including those to be voted on at the annual meeting, in the enclosed Notice of Meeting and Proxy Statement. These materials include instructions on how to vote your shares by proxy and/or attend the meeting and vote in person. Whether or not you plan to attend the meeting in person, we urge you to promptly vote and submit your vote by proxy following the instructions provided in the Notice of Meeting and Proxy Statement.

We thank you for your continued support.

Sincerely,

John E. Klein	Francisco D’Souza
Chairman of the Board of Directors	Chief Executive Officer

[1]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 57 of the Proxy Statement.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION NOTICE OF 2017 ANNUAL MEETING

To Our Stockholders:

You are invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Cognizant Technology Solutions Corporation (“Cognizant” or the “Company”). This notice includes important information about the meeting.

AGENDA

1.

Elect Zein Abdalla, Betsy S. Akins, Maureen Breakiron-Evans, Jonathan Chadwick, John M. Dineen, Francisco D’Souza, John N. Fox, Jr., John E. Klein, Leo S. Mackay, Jr., Michael Patsalos-Fox and Robert E. Weissman as Directors to serve until the 2018 Annual Meeting of Stockholders. See page 10.

The Board recommends a vote FOR each Director nominee.

2.	Approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers. See page 22.
The Board recommends a vote FOR this proposal.

3.	Approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers. See page 22.
The Board recommends that you vote 1 YEAR on this proposal.

4.	Approve the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan. See page 40.
The Board recommends a vote FOR this proposal.

5.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. See page 47.
The Board recommends a vote FOR this proposal.

6.

Consider a stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the supermajority voting provisions of the Company’s Certificate of Incorporation and By-laws, if properly presented at the Annual Meeting. See page 50.

The Board recommends a vote FOR this proposal.

7.

Consider a stockholder proposal requesting that the Board of Directors take the steps necessary to permit stockholder action by written consent, if properly presented at the Annual Meeting. See page 51.

The Board recommends a vote AGAINST this proposal.

Stockholders also will transact such other business as may properly come before the Annual Meeting.

By Order of the Board of Directors,

Harry Demas
Assistant Corporate Secretary
Teaneck, New Jersey
April 20, 2017

LOGISTICS

Date:	Tuesday, June 6, 2017

Time:	9:30 a.m. Eastern Time

Place:	Teaneck Marriott at Glenpointe 100 Frank W. Burr Blvd. Teaneck, NJ 07666

HOW TO VOTE Your vote is very important. You may vote using any one of the following methods:

Use the Internet Vote over the Internet at www.proxyvote.com.

Call Toll-Free Vote by telephone by calling 800-690-6903.

Mail Your Proxy Card Vote by signing, dating and returning the proxy card.

In Person Follow the advance registration instructions under “Who can attend the Annual Meeting of Stockholders” on page 55.

Q&A

Who can vote at the Annual Meeting? Stockholders as of our record date, April 10, 2017.

How many shares are entitled to vote? 588,995,145 shares of common stock.

May I change my vote? Yes, by delivering a new proxy with a later date, revoking your proxy, or voting in person at the Annual Meeting.

How many votes do I get? One vote on each proposal for each share you held as of April 10, 2017.

Where can I find more information? See “Additional Information” on page 54.

Our Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights certain information in this proxy statement. Please read the entire proxy statement carefully before voting. We intend to make this proxy statement available to our stockholders on or about April 20, 2017.

VOTING ROADMAP

PROPOSAL 1
●Elect the 11 Director nominees named below to serve as Directors until the 2018 Annual Meeting.
●Our nominees are experienced professionals who have the right mix of skills, qualifications and business acumen to lead the Company.	See page 10 for further information
The Board recommends a vote FOR each Director nominee named below.

Director Nominees

	Director Since	Independent Director	Other Public Boards	Committee Membership
Name and Primary Occupation				AC	CC	GC
Zein Abdalla
Retired President of PepsiCo, Inc.	2015		1	●		●
Betsy S. Atkins
CEO and Founder of Baja Corp.	2017 NEW		3
Maureen Breakiron-Evans
Former CFO of Towers Perrin	2009		2			●
Jonathan Chadwick
Former CFO and COO of VMware, Inc.	2016		2	●
John M. Dineen
Former President and CEO of GE Healthcare	2017 NEW		1
Francisco D’Souza
CEO of Cognizant	2007		1
John N. Fox, Jr.
Former Vice Chairman of Deloitte & Touche, LLP and Global Director, Strategic Clients of Deloitte Consulting	2007		1			●
John E. Klein
Chairman of Cognizant and President and CEO of Polarex, Inc.	1998		0	●	●	●
Leo S. Mackay, Jr.
SVP, Internal Audit, Ethics and Sustainability of Lockheed Martin Corporation	2012		0	●
Michael Patsalos-Fox
Former CEO of Stroz Friedberg and Former Chairman, the Americas and Senior Partner of McKinsey & Company	2012		0		●
Robert E. Weissman
Chairman of Shelburne Investments and Retired Chairman and CEO of The Dun & Bradstreet Corporation	2001		0		●	●
AC	Audit Committee		Committee Chair
CC	Compensation Committee	●	Committee Member
GC	Governance Committee		AC Financial Expert

2017 Proxy Statement     1

Proxy Statement Summary
Board Snapshot

Director Nominee Experience

11 (100%) Leadership	11 (100%) Global Business Experience	4 (36%) Consulting

10 (91%) Technology	10 (91%) Financial	10 (91%) Operational

Cognizant Policy: Create an experienced Board with expertise in areas relevant to the Company.

Director Nominee Tenure

Cognizant Policy: Have a balanced mix of both deep Company and industry knowledge and fresh perspective.

Strong Director Engagement

Overall attendance at 2016 meetings

Board Refreshment

Corporate Governance Highlights

Board of Directors
●	Majority of independent directors (10 of 11)
●	Separate Chairman and CEO positions since 2003
●	Majority voting in director elections
●	Directors limited to service on 5 public company boards (3 for a public company CEO), including the Company
●	Annual review of skills, expertise and characteristics of individual Board members as part of overall analysis of Board composition
●	A director who experiences a material change in job responsibilities (other than retirement) is required to offer to resign
●	Regular executive sessions of independent directors
●	Annual Board and committee self-assessments
●	Consideration of Board diversity in director selection
Stockholder Rights and Engagement
●	Annual director elections
●	No classified Board
●	Proxy access
●	Stockholders right to call special meeting
●	Annual vote to ratify selection of independent registered public accounting firm
●	No poison pill

●	Board support for stockholder proposal regarding elimination of supermajority voting provisions
Strategy and Risk
●	Board actively reviews the development and execution of Company strategy
●	Board oversight and responsibility for risk management, including
●	Enterprise risks, including cyber security, overall risk management framework and risks related to the financial statements overseen by the Audit Committee
●	Risks related to compensation policies and practices overseen by the Compensation Committee
●	CEO succession planning and other corporate governance risks overseen by the Board with the assistance of the Governance Committee
2     Cognizant Technology Solutions Corporation

Proxy Statement Summary
PROPOSALS 2 AND 3
ADVISORY VOTES ON EXECUTIVE COMPENSATION (SAY-ON-PAY) AND FREQUENCY OF FUTURE SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)

●Our executive compensation program reflects our commitment to paying for performance. Holding the vote annually gives stockholders the opportunity to provide direct and frequent feedback on our compensation philosophy, policies and procedures.
See page 22 for further information
The Board unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation. The Board also unanimously recommends that you vote 1 YEAR on the frequency of future advisory votes on executive compensation.

Executive Compensation Program Highlights

Key Program Features

	What We Do	See Page No.
✓	Pay for performance	25
✓	Use appropriate peer groups when establishing compensation	24
✓	Retain an independent external compensation consultant	24
✓	Set significant stock ownership guidelines for executives	30
✓	Include a clawback policy in our incentive plans	31
✓	Utilize “double trigger” provisions for plans that contemplate a change in control	38

	What We Don’t Do	See Page No.
✕	No hedging or speculation with respect to Cognizant securities	30
✕	No short sales of Cognizant securities	30
✕	No margin accounts with Cognizant securities	30
✕	No tax “gross ups” on severance benefits	32

Program Objectives

The Compensation Committee has designed the executive compensation program for our NEOs to meet the following objectives:

●

Ensure executive compensation is aligned with our corporate strategies and business objectives and that potential realizable compensation is set relative to each executive’s level of responsibility and potential impact on our performance;

●	A substantial portion of an executive officer’s compensation is subject to achieving both short-term and long-term performance objectives that enhance stockholder value;
●	Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance;
●	Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent;
●	Provide an incentive for long-term continued employment with our Company; and
●	Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.
2017 Proxy Statement	3

Proxy Statement Summary

2016 Compensation Structure

■	Base Salary
Stable source of cash income at competitive levels

■	Annual Cash Incentive / Cash Bonus
Annual cash incentive for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin to motivate and reward achievement of Company financial and operational objectives

Weighting	Measurement Period	Target Compensation
Revenue	1 year	85% of base salary
Payout Range
Non-GAAP Income from Operations
Days Sales Outstanding (DSO)

Historical Annual Cash Incentive award achievements by year	2014	2015	2016
	96.2%	142.0%	79.8%

Cash bonus for Mr. Chintamaneni and Mr. Sinha based on achievement of business unit and/or overall business goals and expanded responsibilities in 2016

■	Performance Stock Units (PSUs)
Annual grant of performance stock units that reward achievement of Company financial objectives, continued service and long-term performance of our common stock

Weighting [1]	Measurement Period	Vesting
Revenue	2 years	1/3rd at 30 months
	Vesting Range	2/3rds at 36 months
Non-GAAP EPS

Historical PSU achievements by performance measurement period	2014 [1]	2015 [1]	2016
	86.1%	122.9%	38.2%

Weighting for 2017 awards – 50% Revenue; 50% non-GAAP EPS

■	Restricted Stock Units (RSUs)
Annual grants of restricted stock units to reward continued service and long-term performance of our common stock

Vesting Quarterly over 3 years

Q4 2016 to Q1 2017 RSU grant timing change – The Company moved the timing of annual RSU grants for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. As such, to present the intended target total direct compensation in a more meaningful manner, the RSU percentages shown for 2016 include the value of the RSU grants made to such executives in the first quarter of 2017.

[1]	Weighting was 100% revenue for the 2014 and 2015 performance measurement periods.
[2]	Excludes Mr. Coburn, who resigned from the Company during 2016.
2016 Target Annual Compensation

CEO	Other NEOs [2] (on average)

■	Base Salary
■	Annual Cash Incentive / Cash Bonus
■	Performance Stock Units (PSUs)
■	Restricted Stock Units (RSUs)

4     Cognizant Technology Solutions Corporation

Proxy Statement Summary

2016 Compensation
(in thousands)

Name and Principal Position	Year	Salary	Cash Bonus	Annual Cash Incentive	PSU	RSU	All Other Pension and Deferred Comp.	All Other Comp.	SEC Total	Adjusted SEC Total [1]
Francisco D’Souza	2016	$664	–	$450	$7,019	– [1]	–	$123	$8,257	$12,031
CEO	2015	$645	–	$778	$6,814	$3,669	–	$45	$11,951	$11,951
Rajeev Mehta	2016	$574	–	$389	$3,584	– [1]	–	$6	$4,554	$7,099
President [2]	2015	$539	–	$650	$3,480	$1,874	–	$2	$6,544	$6,544
Gordon J. Coburn	2016	$467	–	–	$3,751	–	$184	$93	$4,495	$4,495
Former President [2]	2015	$614	–	$740	$3,641	$1,961	–	$89	$7,045	$7,045
Karen McLoughlin	2016	$427	–	$289	$1,876	– [1]	–	$8	$2,599	$3,638
CFO	2015	$406	–	$490	$1,821	$981	–	$8	$3,706	$3,706
Ramakrishna Prasad Chintamaneni	2016 [3]	$417	$566	–	$831	$1,615	–	$8	$3,437	$3,437
EVP and President, Global Industries and Consulting
Dharmendra Kumar Sinha	2016 [3]	$357	$168	–	$714	$1,762	–	$8	$3,009	$3,009
EVP and President, Global Client Services

[1]	The Company moved the timing of annual RSU grants for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. The Adjusted SEC Total represents the SEC Total plus, for 2016, the target value of the RSU grants made in the first quarter of 2017 (using a March 2, 2017 grant date fair value) to Mr. D’Souza ($3,774), Mr. Mehta ($2,545) and Ms. McLoughlin ($1,038) to provide stockholders annual compensation numbers that are more comparable to past years and more indicative of the targeted annual compensation to the NEOs. These amounts are not a substitute for the amounts reported under the SEC Total.
[2]	Mr. Mehta was appointed President of Cognizant on September 28, 2016, following the resignation of Mr. Coburn on September 27, 2016.
[3]	2015 compensation not presented for Mr. Chintamaneni and Mr. Sinha as they were not NEOs in that year.

Aligning Pay with Performance

The following graphs show Company performance across revenue, profitability and cash flow metrics for the last three years as compared to the performance targets for the annual cash incentives and PSUs with performance measurement periods corresponding to such years. In addition, the Company’s share price performance, which impacts the performance of long-term equity grants to the NEOs and holdings of our common stock, is set forth below for the last five years.

Revenue

Revenue
(in billions)

Annual Cash Incentive	PSUs [1]

Strong, consistent revenue growth 8.6% Year-over-year revenue growth (2015 to 2016)

Compensation Impacts

●	Significant weighting in both performance-based compensation elements
●	Aggressive targets have helped drive revenue growth

For 2017 awards: Revenue reduced to 50% weighting for PSUs to reflect increased Company focus on non-GAAP Operating Margin.

[1]	Applies to PSUs with a 2016 performance measurement period. PSUs with a 2014 or 2015 performance measurement period are weighted 100% to revenue. PSUs issued in 2016 have a 2-year performance measurement period covering 2016 and 2017 and are not shown.
2017 Proxy Statement	5

Proxy Statement Summary

Profitability

Non-GAAP Operating Margin 1

Non-GAAP Operating Margin
19% – 20%

Historical target consistently maintained, with excess reinvested in the Company for future growth, resulting in steadily increasing non-GAAP Income from Operations and non-GAAP EPS as the Company’s revenue has increased.

2019 Goal [1,2] 22%	…by accelerating the pursuit of high-value digital transformation work, driving leverage in the cost structure, executing on opportunities to improve operational efficiency and aggressively employing automation to optimize traditional services.

Non-GAAP Income from Operations 1
(in millions)

Annual Cash Incentive

Non-GAAP Diluted Earnings Per Share (EPS) 1

PSUs [3]

Non-GAAP Income from Operations	Non-GAAP EPS
7.6%	10.4%
(2015-2016)

Compensation Impacts

●	Targets have historically been designed to achieve 19-20% non-GAAP Operating Margin, with targets increased each year to maintain that margin as revenue growth is encouraged
●	Profitability has been an increasingly important component of the Company’s performance-based compensation with the addition of the non-GAAP EPS metric for PSUs in 2016

For 2017 awards:

●	Targets designed around planned increases in non-GAAP Operating Margin for future years (see 2019 Goal above)
●	Non-GAAP EPS increased to 50% weighting for PSUs; target accounts for $1.5 billion accelerated share repurchase program initiated in March 2017

[1]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 57.
[2]	2019 goal excludes any changes to the regulatory environment, including with respect to immigration and taxes. See our Annual Report for these and other risk factors that may impact our ability to achieve this goal.
[3]	Applies to PSUs with a 2016 performance measurement period. PSUs with a 2014 or 2015 performance measurement period do not use non-GAAP EPS as a performance metric. PSUs issued in 2016 have a 2-year performance measurement period covering 2016 and 2017 and are not shown.
6	Cognizant Technology Solutions Corporation

Proxy Statement Summary

Cash Flow

Days Sales Outstanding (DSO)

Annual Cash Incentive

Consistent DSO year-to-year

Collection of receivables from customers has remained steady over the past three years.

Compensation Impact

●	Target established to ensure management is incentivized to maintain collection of receivables at a healthy level for the business

Stockholder Return

5-Year Cumulative Total Stockholder Return 1

[1]	Comparison assumes $100 was invested, from December 31, 2011 through December 31, 2016, in Cognizant common stock, the S&P 500 Index, the NASDAQ 100 Index and our peer group (capitalization weighted), and that all dividends were reinvested.
[2]	Consists of the following information technology consulting firms: Accenture plc, Computer Sciences Corporation, Computer Task Group, Incorporated, ExlService Holdings Inc., Genpact Limited, Infosys Limited, Syntel, Inc., Wipro Limited and WNS (Holdings) Limited.

5-year Compound Average Growth in Share Price
11.7%
(2012-2016)

Compensation Impact

●	A substantial percentage of NEO compensation is in the form of long-term equity compensation (RSUs and PSUs), aligning management incentives with those of stockholders
●	RSUs vest quarterly over three years
●	PSUs issued in 2011 through 2015 vest at 18 months and 36 months and have a 1-year performance measurement period
●	PSUs issued in 2016 vest at 30 months and 36 months and have a 2-year performance measurement period
●

All of our NEOs hold substantial ownership interests in our common stock, in excess of the requirements under our stock ownership guidelines, further aligning their interests with those of stockholders

●	Reduced stockholder return in the last three years has reduced realized compensation to NEOs from their equity grants and stockholdings
2017 Proxy Statement	7

Proxy Statement Summary

PROPOSAL 4
APPROVE THE 2017 INCENTIVE AWARD PLAN
●Providing long-term incentive compensation is important to attracting and retaining executive talent and other key personnel and to incentivizing them to maximize stockholder value.
●The 2017 Incentive Award Plan (the “Plan”) will allow us to make equity-based compensation awards to employees, consultants and directors. If approved, it will replace our 2009 Incentive Compensation Plan (the “2009 Plan”) and no further awards will be made under the 2009 Plan. Our Board adopted the Plan on March 27, 2017 and it will become effective as of June 6, 2017, subject to stockholder approval.
See page 40 for further information
The Board unanimously recommends a vote FOR approval of the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan.

What Would the Plan Do?

●

Allow for the issuance of up to 46,000,000 new shares, in addition to the approximately 7,000,000 remaining available for issuance under the 2009 Plan that will be transferred to the Plan, bringing the total number of shares available for new grants under the Plan to approximately 53,000,000, which we expect to last us approximately six years;

●

Provide for the number of shares reserved for issuance to be reduced by two shares for each share of stock issued pursuant to a full-value award, including a PSU or an RSU, which would replace the 1.55 share reduction for each share of stock issued pursuant to a full-value award under the 2009 Plan;

●	Provide for a term through March 27, 2027;
●	Clarify that all awards are subject to the provisions of any clawback policy we implement;
●

Establish an annual dollar figure limit for director compensation of $900,000, which applies to both cash and equity compensation and would replace the 100,000 share limit for director equity compensation under the 2009 Plan;

●	Provide for an annual per-person dollar figure limit for cash awards of $10,000,000, which represents an increase from the $5,000,000 per-person cash award limit under the 2009 Plan; and
●

Establish an annual per-person share limit of (i) 3,000,000 for stock option and stock appreciation right awards and (ii) 2,000,000 for PSUs and RSUs, which would replace the annual per-person share limit for all awards of 5,000,000 under the 2009 Plan.

Key Information About Plan Features and Our Equity Compensation Share Usage [1]

	What this measures	How we manage
Burn Rate	How rapidly we are using an equity plan’s share pool	Over the last three years, our burn rate, which we calculate on a gross basis, averaged 0.78%. The burn rates for the last three years were 1.02%, 0.46% and 0.86% for 2014, 2015 and 2016, respectively. The Board believes that such burn rates are acceptable.
Overhang	Potential stockholder dilution from outstanding equity award shares available for grant	If this proposal is adopted, our overhang, calculated using a simple overhang measurement, will be 10.4%. The Board believes that the requested number of shares of common stock under the Plan represents a reasonable amount of potential equity dilution.

Good Governance Features of the Plan

What the Plan Does
Limits on authorized shares
No evergreen provision
All awards subject to clawback
10-year maximum stock option term
Certain shares surrendered, withheld or repurchased may not again be made available for issuance

What the Plan Doesn’t Do
No stock option repricing
No discounted stock option grants
No automatic change in control benefits

Our Current Equity Grant Practices

What We Do
Mix of PSUs and RSUs with an emphasis on PSUs for senior executives

Long-term vesting such that PSUs have a 2-year performance measurement period and, for executive officers, vest 1/3rd at 30 months and 2/3rds at 36 months and, for other employees, fully vest at 29 months following the start of such period; RSUs vest quarterly over three years from grant

What We Don’t Do
No dividend equivalent payments on unearned PSUs or RSUs (accumulated dividend equivalents paid only on vesting)

[1]	Cognizant data covers 2014-2016. Please see “Key Data About our Grant Practices” on page 42 for more information about these metrics and how we calculate them.
8	Cognizant Technology Solutions Corporation

Proxy Statement Summary

PROPOSAL 5
RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
●The Audit Committee believes that the engagement of PricewaterhouseCoopers LLP is in the best interests of the Company and its stockholders.	See page 47 for further information
The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2017.

PROPOSAL 6
CONSIDER A STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE THE STEPS NECESSARY TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS
The Board unanimously recommends a vote FOR this proposal.	See page 50 for further information

PROPOSAL 7
CONSIDER A STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE THE STEPS NECESSARY TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT
The Board unanimously recommends a vote AGAINST this proposal.	See page 51 for further information

2017 Proxy Statement	9

CORPORATE GOVERNANCE

PROPOSAL 1
ELECTION OF DIRECTORS
What are you voting on?

At the Annual Meeting, 11 Directors are to be elected to hold office until the 2018 Annual Meeting and until their successors have been duly elected and qualified. All nominees are current Directors and all except Ms. Atkins and Mr. Dineen were elected by stockholders at the 2016 Annual Meeting.

The Board unanimously recommends a vote FOR all the Director nominees listed below.

Director Nominees

Zein Abdalla

Independent Retired President of PepsiCo, Inc.	Director Since 2015 Age 58 Birthplace Sudan	Committees ●Audit ●Governance	Skills and Qualifications

Career Highlights

●President of PepsiCo, Inc., a multinational food, snack and beverage company (2012 – 2014)
●Executive positions with PepsiCo Europe Region
●CEO (2009 – 2012)
●President (2006 – 2009)
●Various senior positions with PepsiCo (1995 – 2006)
		Current Public Company Boards ●The TJX Companies, Inc., a retailer of apparel and home fashions ●Corporate Governance Committee ●Finance Committee	Other Positions ●Member of the Imperial College Business School Advisory Board ●Board Advisor, Mars, Incorporated Education ●B.S., Imperial College, London University

Betsy S. Atkins

Independent CEO and Founder of Baja Corp.	Director Since 2017 Age 63 Birthplace United States	Committees ●None	Skills and Qualifications

Career Highlights

●CEO and Founder of Baja Corp., a venture capital investment firm (since 1994)
●CEO of Clear Standards, Inc., a provider of energy management and sustainability software and solutions (2009 – 2010)
●Chair and CEO of NCI, Inc., a neutraceutical functional food company (1991 – 1993)
●Co-Founder of Ascend Communications, Inc., a manufacturer of communications equipment, and Director (1989 – 1999)
●EVP of Sales Marketing, Professional Services and International Operations

Current Public Company Boards

●HD Supply Holdings, Inc., a wholesaler of electrical, plumbing and hardware products
●Lead Independent Director
●Compensation Committee
●Nominating and Corporate Governance Committee (Chair)
●Schneider Electric SE, a manufacturer of motors and generators
●Strategy Committee
●SL Green Realty Corporation, a fully integrated real estate investment trust (REIT)
●Audit Committee

Other Positions

●Member of advisory board of SAP SE, an enterprise software company
●Member of board of directors of privately-held Volvo Car AB, an automobile manufacturer

Past Director Positions

●Ascend Communications, Inc.
●Chico’s FAS, Inc.
●Vonage Holdings Corp.
●Clear Standards, Inc.
●Darden Restaurants, Inc.
●NASDAQ LLC
●Polycom, Inc.

Education

●B.A., University of Massachusetts, Amherst

10	Cognizant Technology Solutions Corporation

Corporate Governance

Maureen Breakiron-Evans

Independent Former CFO of Towers Perrin	Director Since 2009 Age 62 Birthplace United States	Committees ●Audit (Chair) ●Governance	Skills and Qualifications

Career Highlights

●CFO of Towers Perrin, a global professional services company (2007 – 2008)
●VP and General Auditor of CIGNA Corporation, a health services organization (2005 – 2006)
●EVP and CFO of Inovant, LLC, VISA’s captive technology development and transaction processing company (2001 – 2004)
●16 years in public accounting, ultimately as a partner at Arthur Andersen LLP through 1994

Current Public Company Boards

●Ally Financial Inc., a provider of payment processing services
●Audit Committee
●Digital Transformation Committee
●Cubic Corporation, a provider of systems and services to transportation and defense markets worldwide
●Audit Committee
●Nominating and Corporate Governance Committee

Past Director Positions

●Federal Home Loan Bank of Pittsburgh, a private government-sponsored enterprise
●ING Direct, an Internet bank
●Heartland Payment Systems, Inc.

Education

●B.B.A., Stetson University
●M.B.A., Harvard Business School
●M.L.A., Stanford University

Certifications

●CPA in California

Jonathan Chadwick

Independent Former CFO and Coo of VMware, Inc.	Director Since 2016 Age 51 Birthplace United Kingdom	Committees ●Audit	Skills and Qualifications

Career Highlights

●Executive positions with VMware, Inc., a virtualization and cloud infrastructure solutions company
●COO (2014 – 2016)
●EVP and CFO (2012 – 2016)
●CFO of Skype Technologies S.A., an Internet communications company, and Corporate VP of Microsoft Corporation (2011 – 2012)
●EVP and CFO of McAfee, Inc., a security technology company (2010 – 2011)

●Various executive positions with Cisco Systems, Inc. (1997 – 2010)
●Various positions with Coopers & Lybrand, an accounting firm (1993 – 1997)

Current Public Company Boards

●F5 Networks, Inc.
●Audit Committee (Chair)
●ServiceNow, Inc.
●Audit Committee
●Leadership Development and Compensation Committee
Education ●B.Sc., University of Bath, U.K. Certifications ●Chartered Accountant in England and Wales

John M. Dineen

Independent Former President and CEO of GE Healthcare	Director Since 2017 Age 54 Birthplace United States	Committees ●None	Skills and Qualifications

Career Highlights

●Operating Advisor of Clayton, Dubilier & Rice LLC, an investment firm (since 2015)
●Executive positions with General Electric Company, a global digital industrial company
●CEO, GE Healthcare (2008 – 2014)
●CEO, GE Infrastructure and GE Transportation (2005 – 2008)
●Other leadership positions (1986 – 2005)

Current Public Company Boards

●Merrimack Pharmaceuticals, Inc., a pharmaceutical company specializing in the development of drugs for the treatment of cancer
●Organization and Compensation Committee (Chair)

Education ●B.S., University of Vermont

2017 Proxy Statement	11

Corporate Governance

Francisco D’Souza

CEO of Cognizant	Director Since 2007 Age 48 Birthplace Kenya	Committees ●None	Skills and Qualifications

Career Highlights

●Executive positions at Cognizant
●CEO (since 2007)
●President (2007 – 2012)
●COO (2003 – 2006)
●SVP, North American Operations and Business Development (1999 – 2003)
●VP, North American Operations and Business Development (1998 – 1999)
●Director - North American Operations and Business Development (1997 – 1998)

●Joined Cognizant as a co-founder in 1994, the year it was started as a division of The Dun & Bradstreet Corporation

Current Public Company Boards

●General Electric Company
●Technology and Industrial Risk Committee

Other Positions

●Member of the Board of Trustees of Carnegie Mellon University
●Co-Chairman of the Board of Trustees of The New York Hall of Science
●Member of the Board of Directors of the U.S.–India Business Council

Education

●B.B.A., University of Macau (formerly University of East Asia)
●M.B.A., Carnegie Mellon University

John N. Fox, Jr.

Independent Former Vice Chairman of Deloitte & Touche LLP and Global Director, Strategic Clients of Deloitte Consulting	Director Since 2007 Age 74 Birthplace United States	Committees ●Compensation (Chair) ●Governance	Skills and Qualifications

Career Highlights

●Vice Chairman of Deloitte & Touche LLP, a global professional services firm, and Global Director, Strategic Clients for Deloitte Consulting (1998 – 2003)
●Member of Deloitte Touche Tohmatsu Board of Directors and the Board’s Governance (Executive) Committee (1998 – 2003)
●Various senior positions with Deloitte Consulting (1968 – 2003)

Current Public Company Boards

●VASCO Data Security International, Inc., an information technology security company
●Audit Committee
●Compensation Committee (Chair)
●Nominating and Corporate Governance Committee
Other Positions ●Trustee for Wabash College ●Trustee for Steppenwolf Theatre Company Education ●B.A., Wabash College ●M.B.A., University of Michigan

John E. Klein

Independent Chairman of Cognizant and President and CEO of Polarex, Inc.	Director Since 1998 Age 75 Birthplace United States	Committees ●Audit ●Compensation ●Governance	Skills and Qualifications

Career Highlights

●Chairman of Cognizant (since 2003)
●President and CEO of Polarex, Inc., a technology consulting firm (employed since 1994)
●Previously President and CEO of MDIS Group, PLC, a UK listed software and services company

		●VP at International Business Machines Corporation, or IBM ●VP at Digital Equipment Corporation	Education ●B.S., U.S. Merchant Marine Academy ●M.B.A., New York University

12	Cognizant Technology Solutions Corporation

Corporate Governance

Leo S. Mackay, Jr.

Independent SVP, Internal Audit, Ethics and Sustainability of Lockheed Martin Corporation	Director Since 2012 Age 55 Birthplace United States	Committees ●Audit	Skills and Qualifications

Career Highlights

●Executive positions at Lockheed Martin Corporation, a global security and aerospace company
●SVP, Internal Audit, Ethics and Sustainability (since 2016)
●VP, Ethics and Sustainability (2011 – 2016)
●VP, Corporate Business Development and various other positions (2007 – 2011)

●President, Integrated Coast Guard Systems LLC and VP and General Manager, Coast Guard Systems (2005 – 2007)
●Chief Operations Officer of ACS State Healthcare LLC, a services company serving the healthcare industry (2003 – 2005)
●Various positions with Bell Helicopter, a helicopter and tiltrotor craft manufacturer

Past Director Positions

●Chair of the Board of Visitors of the Graduate School of Public Affairs at the University of Maryland
●Center for a New American Century

Education

●B.S., United States Naval Academy
●M.P.P., Harvard University
●Ph.D., Harvard University

Michael Patsalos-Fox

Independent Former CEO of Stroz Friedberg and Former Chairman, the Americas and Senior Partner of McKinsey & Company	Director Since 2012 Age 64 Birthplace Cyprus	Committees ●Compensation ●Governance (Chair)	Skills and Qualifications

Career Highlights

●CEO of Stroz Friedberg, a global investigation and cyber security firm (2013 – 2016)
●Senior Partner and various other positions with McKinsey & Company, a global management consulting company (1981 – 2013)
●Board of Directors (1998 – 2010)
●Chairman, the Americas (2003 – 2009)

●Member of Operating Committee
●Managing Partner of New York and New Jersey offices, North American Corporate Finance and Strategy practice and European Telecoms practice
●Leader of new business growth opportunities around data, analytics and software
Education ●B.S., University of Sydney ●M.B.A., International Institute for Management Development

Robert E. Weissman

Independent Chairman of Shelburne Investments and Retired Chairman and CEO of The Dun & Bradstreet Corporation	Director Since 2001 Age 76 Birthplace United States	Committees ●Compensation ●Governance	Skills and Qualifications

Career Highlights

●Chairman and CEO of IMS Health, a provider of information to the pharmaceutical and healthcare industries (1998 – 1999)
●Chairman and CEO of Cognizant (1996 – 1997)
●Executive positions at The Dun & Bradstreet Corporation, a data, analytics and insights company
●Chairman and CEO (1995 – 1996)
●President and COO (1985 – 1995)
●Other positions since 1979

●President and CEO of National CSS, a computer time-sharing company acquired by The Dun & Bradstreet Corporation in 1979

Past Public Company Boards

●State Street Corporation, a global financial services company
●Pitney Bowes, Inc., a global technology company
●Information Services Group, a technology insights, market intelligence and advisory services company

Other Positions

●Chairman of Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe
●Board of Trustees of Babson College

Education

●B.S., Babson College
●Honorary Doctor of Laws, Babson College

2017 Proxy Statement	13

Corporate Governance

Directors Not Standing for Reelection

Lakshmi Narayanan and Thomas M. Wendel, two of our current Directors, have not been nominated for re-election as Directors at the Annual Meeting following the end of their current terms.

BOARD COMPOSITION

Director Independence

Board Member Independence

Each of our Director nominees, other than our CEO, Mr. D’Souza, has been determined by the Board to be an “independent director” under our Corporate Governance Guidelines and the rules of The NASDAQ Stock Market LLC (“NASDAQ”), which require that, in the opinion of the Board, such person not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

Committee Member Independence

The Board has determined that all of the members of the Audit Committee, Compensation Committee and Governance Committee are independent as defined under NASDAQ rules and, where applicable, also satisfy the committee-specific requirements set forth below.

HEIGHTENED COMMITTEE STANDARDS

Audit Committee	Compensation Committee

All members of the Audit Committee are required to satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ rules, specifically that Audit Committee members may not accept any direct or indirect consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, except for their compensation for Board service, and that Audit Committee members may not be affiliated with the Company or any of its subsidiaries.

Under NASDAQ rules, the Board must affirmatively determine the independence of each member of the Compensation Committee after considering all sources of compensation of the director, including any consulting, advisory or other compensation paid by the Company or any of its subsidiaries, and whether the Compensation Committee member is affiliated with the Company or any of its subsidiaries.

Director Candidates

Finding Directors

The Governance Committee seeks recommendations from Board members and others, engages search firms from time-to-time to assist in the identification and evaluation of director candidates, meets periodically to evaluate biographical information and background material relating to potential candidates and has selected candidates interviewed by members of the Governance Committee and the Board.

In 2016 and 2017, the Company engaged a third party director search firm to assist the Governance Committee in identifying and evaluating director candidates. In February 2017, the Company and Elliott Management agreed to each identify and propose one new independent director for election to the Board, subject to the consent of the other, prior to the filing of this proxy statement. Ms. Atkins and Mr. Dineen were each identified with the assistance of a third party search firm, and Ms. Atkins was approved by Elliott.

Director Selection

The Governance Committee strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long-term interests of our stockholders. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Governance Committee applies the criteria in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest, capacity to serve in light of commitments to other public company boards, and the ability to act in the interests of all stockholders, and includes consideration of the value of Board diversity. In evaluating Director candidates, the Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds, qualifications and diversity of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

14	Cognizant Technology Solutions Corporation

Corporate Governance

The Governance Committee’s Director candidate selection includes the following considerations:

●	Ensuring an experienced, qualified Board with expertise in areas relevant to the Company. We seek directors who have held significant leadership positions and have global business experience, especially in the consulting and technology industries in which we compete. In addition, we seek directors with the financial reporting, operational, corporate governance and compliance experience appropriate for a large, global, publicly traded company.

Leadership 11 (100%)

We believe that directors who have held significant leadership positions over an extended period, especially CEO positions, possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

Global Business Experience 11 (100%)

With nearly 22% of our revenue currently coming from, and our continued success dependent, in part, on continued growth in, our business outside the United States, and with the extensive international aspects of our business operations, we believe that global business experience is an important quality for many of our Directors to possess.

Consulting 4 (36%)

Consulting, including as to information technology, strategy, business and operations, is one of our key areas of business focus. It is an important component of the continuing growth of our business and permeates other important growth areas for us. As consulting is a critical component of our efforts to develop ever more strategic relationships with clients, it is important to have directors with consulting experience.

Technology 10 (91%)

As a leading information technology company, developing and investing in new technologies and ideas is at the heart of our business. Our current investments include building capabilities to enable clients to drive digital transformation at scale and create next generation information technology infrastructures, and building platform-based solutions and industry utilities to enable clients to achieve new levels of efficiency. As such, having directors with technology experience is as important as ever.

Financial 10 (91%)

We use a broad set of financial metrics to measure our operating and strategic performance and stockholder value creation. Accurate financial reporting and strong internal controls are also critical to our success. It is therefore important for us to have directors with an understanding of financial statements and financial reporting processes and a track record of stockholder value creation.

Operational 10 (91%)

We consider operational experience to be a valuable trait. Directors with this experience provide insight into best practices for the efficient administration and operation of a complex business to achieve growth and margin objectives.

●

Enhancing the Board’s Diversity. Our Corporate Governance Guidelines provide that the value of director diversity, including as to race, gender, age, national origin and cultural background, should be considered in the selection of directors. The Governance Committee seeks out qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.

●

Achieving a Balanced Mix of Tenures. The Governance Committee believes it is important that the Board have an appropriately balanced mix of experienced directors with a deep understanding of the Company and its industry and new directors who bring a fresh perspective and valuable new experience and insights.

●

Maintaining Director Engagement. The Governance Committee considers each Director’s continuation on the Board on an annual basis. As part of the process, the Committee evaluates the Director’s other positions and obligations in order to assess the Director’s ability to continue to devote sufficient time to Company matters. Any Director who experiences a change in employment status or job responsibilities, other than retirement, is required to notify the Chairman and the Governance Committee and offer to resign from the Board.

●

Avoiding conflicts of interest. The Governance Committee looks at other positions a director candidate has held or holds (including other board memberships) and any potential conflicts of interest to ensure the continued independence of the Board and its committees. There are no family relationships among any of our executive officers, directors and key employees.

As part of the Governance Committee’s annual self-assessment process, it assesses its performance as to all aspects of the selection and nomination process for directors, including diversity.

Based on the experience, qualifications, attributes and skills of our Director nominees as highlighted herein, our Governance Committee has concluded that such Director nominees should continue to serve on the Board.

2017 Proxy Statement	15

Corporate Governance

Majority Voting Standard in Director Elections

Our By-laws provide that the voting standard for the election of directors in uncontested elections is a majority of votes cast. Any director who does not receive a majority of the votes cast for their election must tender an irrevocable resignation that will become effective upon acceptance by the Board. The Governance Committee will recommend to the Board whether to accept the Director’s resignation within 90 days following the certification of the stockholder vote. The Board will promptly disclose whether it has accepted or rejected the Director’s resignation, and the reasons for its decision, in a Form 8-K. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Our Corporate Governance Guidelines contain additional specifics regarding our Director resignation policy. See “Helpful Resources” on page 78.

How Stockholders Can Propose Director Candidates

Recommendations to Governance Committee. Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made. Such recommendations should be sent to the Corporate Secretary. See “Helpful Resources” on page 78. The Governance Committee evaluates stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Nominations by Proxy Access. Our By-laws provide that stockholders satisfying certain ownership and holding period requirements with respect to our common stock and other requirements may nominate directors for inclusion in our proxy statement. See “Director Nominees via Proxy Access” on page 53.

THE BOARD’S ROLE AND RESPONSIBILITIES

Board Leadership Structure

The Company’s board leadership structure has separated the Chairman and CEO roles since December 2003. Currently, Mr. Klein serves as Chairman and Mr. D’Souza as CEO. The Board evaluates its leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment of the Company. After considering these factors, the Board determined that continuing to separate the positions of Chairman and CEO is the appropriate board leadership structure at this time.

Board Role in Risk Oversight

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting, cyber security and reputational risks. While management is responsible for the day-to-day management of the various risks facing the Company, the Board plays an active role in the oversight of the Company’s risk management practices and business risks. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company.

The Board exercises its oversight responsibility for risk management both directly and through its standing committees:

●

The Audit Committee reviews and discusses with management the Company’s enterprise risk and risk management framework and the process for identifying, assessing, and monitoring key business risks. In addition, the Audit Committee reviews with the Company’s independent auditor significant risks and uncertainties with respect to the quality, accuracy or fairness of presentation of the Company’s financial statements;

●

The Compensation Committee annually reviews and determines whether any of the Company’s compensation policies and practices for employees create risks that are reasonably likely to have a material adverse effect on the Company, and generally oversees risks relating to the Company’s compensation practices; and

●

The Governance Committee oversees risks related to the Company’s governance structure and processes, and assists the Board in succession planning for its CEO and other senior executives, including an emergency succession plan for the CEO.

In carrying out its oversight responsibilities, the entire Board:

●

Receives reports from management and the Board committees regarding the most significant risks facing the Company and their potential impact, including strategic, financial, and execution risks and exposures associated with our business strategy, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions or divestitures;

●	Evaluates any such risks and the steps management is taking to manage those risks;
●	Reviews and discusses with management the practices the Company has implemented to assess and mitigate risk and possible enhancement to these practices;
●	Evaluates what level of risk is appropriate for the Company; and
●

Encourages management to promote a corporate culture that integrates risk management into the Company’s corporate strategy and day-to-day business operations in a way that is consistent with the Company’s targeted risk profile.

16	Cognizant Technology Solutions Corporation

Corporate Governance

We believe that our approach to risk oversight optimizes our ability to assess inter-relationships among the various risks we face, make informed cost-benefit decisions and approach emerging risks in a proactive manner. The Board believes that its role in the oversight of the Company’s risks complements our current Board structure as our structure allows our independent Directors, through our three fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Corporate Governance Policies and Practices

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities to the Company and its stockholders. The Guidelines provide a framework for the conduct of the Board’s business and are integral to an effective corporate governance program. See “Helpful Resources” on page 78.

Code of Ethics

We have a Code of Ethics that applies to all of our Directors, officers and employees. See “Helpful Resources” on page 78. We will post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our Code of Ethics.

Limits on Director Service on Other Public Company Boards

Under our Corporate Governance Guidelines, service by Company Directors on public company boards is limited to no more than five, including the Cognizant Board. For any Director who is also a public company CEO, the limit is three (including the Cognizant Board). This practice is to ensure that our Directors have sufficient time to devote to Cognizant matters.

Certain Relationships and Related Person Transactions

Review of Related Person Transactions

The Audit Committee of the Company is responsible for reviewing and approving all transactions between us and any related person that are required to be disclosed pursuant to Item 404 of Regulation S-K. Related persons can include any of our Directors or executive officers, certain of our stockholders, and any of their immediate family members. The Audit Committee will approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company. The Company’s legal staff is primarily responsible for monitoring and obtaining information from our Directors and executive officers with respect to potential related person transactions, and for then determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in any transaction with us. Each year, to help our legal staff identify related person transactions, we require each of our Directors, Director nominees and executive officers to complete a disclosure questionnaire identifying any transactions with us in which the officer or Director or their family members have an interest.

In addition, our Code of Ethics requires all Directors, officers and employees who may have a potential or apparent conflict of interest to, in the case of employees, notify our Chief Compliance Officer or General Counsel, or in the case of executive officers and Directors, notify our General Counsel or the Board. See “Helpful Resources” on page 78.

2016 Transactions with Related Persons

Brackett B. Denniston III, who became our Interim General Counsel and an executive officer of the Company on December 2, 2016, is also a Senior Counsel at the law firm of Goodwin Procter LLP (“Goodwin”). During the year ended December 31, 2016, Goodwin performed legal services for the Company for which it was paid approximately $2.0 million in the aggregate. Goodwin has continued to perform such legal services during 2017 for which it has been or will be paid approximately $1.4 million for legal services through March 31, 2017. Fees for the services of Goodwin attorneys, including Mr. Denniston, will be paid by us at rates that are generally consistent with rates regularly charged by the firm to other clients. Mr. Denniston does not have a direct interest in the payment of such fees, but has an indirect interest in such fees as an employee of the law firm. Mr. Denniston does not review or approve any invoices for payments to Goodwin. The provision of legal services by Goodwin was reviewed and approved by our Audit Committee at the time Mr. Denniston was appointed an executive officer of the Company.

Other than the matter described above and such other matters disclosed herein under “Compensation” starting on page 22, there have been no related person transactions since January 1, 2016.

Communications to the Board from Stockholders

Under procedures approved by a majority of the independent Directors, our Chairman, Corporate Secretary and General Counsel are primarily responsible for monitoring communications from stockholders and, if they relate to important substantive matters and include suggestions or comments that our Chairman, Corporate Secretary and General Counsel consider to be important for the Directors to know, providing copies or summaries to the other Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board, our Corporate Secretary or our General Counsel. See “Helpful Resources” on page 78.

2017 Proxy Statement	17

Corporate Governance

COMMITTEES OF THE BOARD

The Board has three standing committees-the Audit Committee, Compensation Committee and Governance Committee-each of which operates under a charter that has been approved by the Board. See “Helpful Resources” on page 78.

Audit Committee

No. of Meetings in 2016: 15

Composition Zein Abdalla Maureen Breakiron-Evans (Chair) Jonathan Chadwick John E. Klein Leo S. Mackay, Jr. Thomas M. Wendel

Key Responsibilities

●Directly overseeing our independent registered public accounting firm, including appointment, termination, qualifications and independence, and pre-approval of the scope and fees of the annual audit and any other services, including review, attest and non-audit services;

●Reviewing and discussing the contents of our quarterly and annual consolidated financial statements and earnings releases with management and the independent registered public accounting firm;

●Recommending to the Board inclusion of our audited financial statements in our Annual Report on Form 10-K;

●Monitoring our internal control over financial reporting, disclosure controls and procedures, and Code of Ethics;

●Reviewing and discussing the internal audit process, scope of activities and audit results with our internal audit department; and

●Reviewing and discussing with management our risk management framework and processes.

Audit Committee Financial Experts

The Board has determined that each of Ms. Breakiron-Evans and Mr. Chadwick is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

No. of Meetings in 2016: 5

Composition John N. Fox, Jr. (Chair) John E. Klein Michael Patsalos-Fox Robert E. Weissman

Key Responsibilities

●Making recommendations to the Board with respect to the compensation of our CEO;

●Reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

●Overseeing evaluations of our senior executives;

●Reviewing and making recommendations to the Board with respect to our incentive compensation arrangements, including an annual review to ensure that such compensation arrangements do not encourage unnecessary risk taking;

●Reviewing and making recommendations to the Board with respect to Director compensation; and

●Assisting the Board in the discharge of any other responsibilities relating to the compensation of our executive officers.

Governance Committee

No. of Meetings in 2016: 5

Composition Zein Abdalla Maureen Breakiron-Evans John N. Fox, Jr. John E. Klein Michael Patsalos-Fox (Chair) Robert E. Weissman Thomas M. Wendel

Key Responsibilities

●Recommending to the Board the persons to be nominated for election as Directors and to be appointed to each of the Board’s committees;

●Reviewing the Directors’ other positions and obligations annually to ensure they have sufficient time to devote to Company matters;

●Assisting the Board in succession planning for the CEO (including emergency succession plans), other senior executives and Board positions;

●Developing and recommending to the Board revisions to our Corporate Governance Guidelines; and

●Overseeing an annual evaluation of the Board.

18	Cognizant Technology Solutions Corporation

Corporate Governance

DIRECTOR ATTENDANCE

There were 16 meetings of the Board during 2016. Each Director attended at least 80% of the aggregate of (i) all meetings of the Board held during the period in which he or she served as a Director and (ii) the total number of meetings held by the committees on which he or she served during the period, if applicable.

Our Corporate Governance Guidelines provide that Directors are expected to attend the annual meeting of stockholders. For the 2016 Annual Meeting, Mr. D’Souza acted as Chairman and all but two of the 11 then current Directors attended (participating by teleconference).

Strong Director Engagement

Overall attendance at 2016 meetings

DIRECTOR COMPENSATION

Discussion and Analysis

The Company uses cash and stock-based compensation to attract and retain qualified individuals to serve on the Board. The Company sets compensation for directors who are not our employees or the employees of any of our subsidiaries (“non-employee Directors”) in light of the time commitment and experience level expected of its Directors. A Director who is an employee of the Company or any of its subsidiaries receives no cash or stock-based compensation for serving as a Director.

Engagement of Compensation Consultant

For purposes of establishing non-employee Director compensation, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), an independent executive compensation advisory firm, in 2015 to review all elements of non-employee Director compensation, benchmark such compensation in relation to other comparable companies with which we compete for Board talent and provide recommendations to ensure that our non-employee Director compensation program remains competitive. Pay Governance benchmarked our non-employee Director compensation against the same group of technology-related firms used by Pay Governance in preparing its recommendations to the Compensation Committee in determining stock-based awards for executive officers. See “Compensation Committee and Engagement of Compensation Consultant” and “Peer Group” on page 24. The Compensation Committee considered the benchmarking data and recommendations of Pay Governance in setting the 2016 cash and stock-based compensation of non-employee Directors set forth below.

Director Compensation Structure

Annual Retainer / Equity Grants to All Non-Employee Directors [1]
Annual Cash Retainer		$90,000
Stock Options		$105,000
●	Fair market value on date of grant
●	50% vesting on each of 1st and 2nd anniversaries of grant date
RSUs		$105,000
●	Fair market value on date of grant
●	1/3rd vesting on each of 1st, 2nd and 3rd anniversaries of grant date
		$300,000

Additional Annual Board and Committee Chair Retainers [1]
Board	Audit	Compensation	Governance
$150,000	$25,000	$15,000	$15,000

Recognize the increased workload and responsibilities associated with these positions.

Meeting Fees
Board Meetings	Committee Meetings
No meeting fees	$1,500 per meeting (excluding telephonic meetings of 30 minutes or less)

[1]	Paid in advance following annual meeting of stockholders. Directors joining mid-year receive pro-rated amounts.

Upon a Director’s retirement while in good standing, the Board’s intent is to utilize its discretion to accelerate the vesting of such Director’s outstanding stock-based awards. The Directors will have a limited period in which to exercise their vested options following cessation of Board service.

2017 Proxy Statement	19

Corporate Governance

Director Stock Ownership Guidelines

Directors	5x annual cash retainer
($450,000 in shares of common stock)

The Company adopted revised stock ownership guidelines in March 2017 to further align Director interests with those of stockholders. Under the revised guidelines, each non-employee Director is required to hold a number of shares with a value, measured as of the time the revised guidelines were put in place or, for later joining Directors, the time a Director joins the Board, equal to five times the annual cash retainer received by non-employee Directors (i.e., $450,000 in shares of common stock). Compliance with the guidelines is required within five years of a Director joining the Board.

Hedging, Short Sale, Margin Account and Pledging Prohibitions

All Directors are subject to the same insider trading policies of the Company that apply to employees that provide for:

●	No hedging or speculation with respect to Cognizant securities;
●	No short sales of Cognizant securities;
●	No margin accounts with Cognizant securities; and
●	Limited pledging of Cognizant securities.

See “Hedging, Short Sale, Margin Account and Pledging Prohibitions” on page 30 for additional information on these restrictions.

Deferral of Restricted Stock Units

Non-employee Directors may on a yearly basis elect to defer settlement of RSUs that are granted in the subsequent year. The following table sets forth the two deferral options available, and the Directors that elected such deferral options, in 2016.

RSUs Deferred Until Earliest to Occur of
	Company Change in Control	Director’s Death or Permanent Disability	Director Leaves the Board	Directors Electing Option
Option 1			100% settles on next July 1	Weissman
Option 2			1/3rd settles on each of next three July 1sts	Breakiron-Evans, Fox, Klein, Wendel
= immediate settlement

Director Tables

The following tables set forth certain information regarding the compensation of each of our Directors who served during 2016 and the aggregate number of stock awards and the aggregate number of stock options held by each of our Directors at December 31, 2016.

	2016 Director Compensation					Director Stock and Option Awards Outstanding
Name	Fees Earned or Paid in Cash	Stock Awards [1]	Option Awards [1]	All Other Compensation	Total	Aggregate Number of Stock Awards [3]	Aggregate Number of Stock Options
Zein Abdalla	$114,000	$104,949	$104,998	—	$323,947	2,554	11,294
Maureen Breakiron-Evans	$140,500	$104,949	$104,998	—	$350,447	20,255	93,324
Jonathan Chadwick [2]	$118,315	$120,470	$120,517	—	$359,302	2,018	7,924
John N. Fox, Jr.	$103,500	$104,949	$104,998	—	$313,447	3,514	93,324
John E. Klein	$285,000	$104,949	$104,998	—	$494,947	8,505	33,324
Leo S. Mackay, Jr.	$106,500	$104,949	$104,998	—	$316,447	8,020	27,544
Lakshmi Narayanan	$90,000	$104,949	$104,998	—	$299,947	3,514	43,324
Michael Patsalos-Fox	$103,500	$104,949	$104,998	—	$313,447	9,092	53,324
Robert E. Weissman	$118,500	$104,949	$104,998	—	$328,447	8,505	93,324
Thomas M. Wendel	$115,500	$104,949	$104,998	—	$325,447	8,505	58,324
[1]	Represents the aggregate grant date fair value of RSUs and stock options granted in the 2016 fiscal year under the 2009 Plan, determined in accordance with FASB ASC Topic 718. All Directors listed received an award of 1,760 RSUs with a grant date fair value of $59.63 per share and an award of 6,926 stock options with a grant date fair value of $15.16 per share. Mr. Chadwick also received an award of 258 RSUs with a grant date fair value of $60.16 per share and an award of 998 stock options with a grant date fair value of $15.55 per share. See Footnote 2 below. The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. For information regarding assumptions underlying the valuation of equity awards, see Note 15 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
[2]	Mr. Chadwick was elected to the Board on April 9, 2016 and, as such, he received additional pro-rated fees and equity awards for the portion of 2016 that he served prior to our 2016 Annual Meeting.
[3]	Includes the RSUs granted in 2015 and 2016, with respect to which the settlement has been deferred for some directors, as described above. Also includes deferred stock units held by Ms. Breakiron-Evans (11,750), Mr. Mackay, Jr. (4,506) and Mr. Patsalos-Fox (5,578) to be settled upon the Director’s termination of service on the Board.

20	Cognizant Technology Solutions Corporation

STOCK OWNERSHIP INFORMATION

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS TABLE

The following table sets forth the Cognizant stock-based holdings of our Directors, NEOs, and Directors and executive officers as a group as of March 31, 2017 (September 27, 2016 for Mr. Coburn1), as well as the stock-based holdings of beneficial owners of more than 5% of our common stock as of December 31, 2016. Unless otherwise indicated, the address for the individuals below is our address. Each of our Directors and NEOs owns less than 1% of the total outstanding shares of our common stock.

	Common Stock
Directors	Stock	Options	Total
Zein Abdalla	277	2,184	14,125
Betsy S. Atkins	—	—	—
Maureen Breakiron-Evans	1,075	83,212	114,654
Jonathan Chadwick	86	499	9,942
John M. Dineen	—	—	—
John N. Fox, Jr.	19,721	83,212	116,559
John E. Klein	609,192	23,212	651,021
Leo S. Mackay, Jr.	4,991	17,432	40,555
Lakshmi Narayanan	87,950	33,212	134,788
Michael Patsalos-Fox	14,991	43,212	77,407
Robert E. Weissman	1,026,236	11,652	1,056,505
Thomas M. Wendel	76,000	48,212	142,829
Total	1,840,519	346,039	2,358,385

	Common Stock
Named Executive Officers	Stock	Options	Total
Francisco D’Souza	624,627	480,000	1,605,119
Rajeev Mehta	417,955	—	699,059
Gordon Coburn [1]	64,572	—	64,572
Karen McLoughlin	37,883	20,000	191,313
Ramakrishna Prasad Chintamaneni	70,231	10,000	160,517
Dharmendra Kumar Sinha	23,448	—	96,839
Total	1,238,716	510,000	2,817,419

Current Directors and Executive Officers	Common Stock
	Stock	Options	Total
As a group (30 people)	3,683,694	896,039	6,368,927

5% Beneficial Owners	Common Stock	% Outstanding
The Vanguard Group	39,165,838	6.5%
BlackRock, Inc.	37,927,303	6.3%
[1]	Mr. Coburn resigned from the Company on September 27, 2016.

Common Stock. This column shows beneficial ownership of our common stock as calculated under SEC rules. Except to the extent noted below, everyone included in the table has sole voting and investment power over the shares reported. None of the shares is pledged as security by the named person, although standard brokerage accounts may include non-negotiable provisions regarding set-offs or similar rights. The Stock subcolumn includes shares directly or indirectly held and shares underlying RSUs that will vest within 60 days. The Options subcolumn includes shares that may be acquired under stock options that are currently exercisable or will become exercisable within 60 days.

Total. This column shows the individual’s total Cognizant stock-based holdings, including securities shown in the Common Stock column (as described above), plus non-voting interests that cannot be converted into shares of Cognizant common stock within 60 days, including, as appropriate, PSUs, RSUs and stock options.

Common Stock and Total. Both columns include the following shares over which the named individual has shared voting and investment power through family trusts or other accounts: D’Souza (242,000), Klein (137,872), Mehta (207,714) and Wendel (16,000).

Current Directors and Executives. This row includes: (1) 2,452 RSUs that vest within 60 days, (2) 896,039 shares that may be acquired under stock options that are or will become exercisable within 60 days, and (3) 604,386 shares of common stock over which there is shared voting and investment power. Current Directors and executive officers as a group do not own more than 1% of the total outstanding shares.

5% Beneficial Owners. This table shows shares beneficially owned by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, and The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, as follows:

(# of shares)	BlackRock	Vanguard
Sole voting power	32,685,036	952,461
Shared voting power	37,916	107,233
Sole dispositive power	37,889,387	38,121,165
Shared dispositive power	37,916	1,044,673

The foregoing information is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2017, and a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2017, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the year ended December 31, 2016, except that one Form 4 for Mr. Klein reporting one transaction was not timely filed.

2017 Proxy Statement	21

Compensation

PROPOSALS 2 AND 3
ADVISORY VOTES ON EXECUTIVE COMPENSATION (SAY-ON-PAY) AND FREQUENCY OF FUTURE SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)
In accordance with Section 14A of the Exchange Act, we are asking stockholders to vote on an advisory basis on:
What are you voting on?	●Say-on-Pay. Approval of the compensation paid to our NEOs, as described in this proxy statement. (Proposal 2) ●Say-on-Frequency. Approval of the frequency of future say-on-pay votes. (Proposal 3)
The Board unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation. Resolution Stockholders are being asked to Approve

RESOLVED, that the stockholders of Cognizant Technology Solutions Corporation approve, on an advisory basis, the compensation of the
Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the
2017 Annual Meeting of Stockholders.

The Board unanimously recommends that stockholders vote 1 YEAR on the frequency of future advisory votes on our executive compensation.

Stockholders have four options for voting on Proposal 3:
1 year;	3 years; or
2 years;	Abstain.

Background

The Dodd-Frank Act requires that our stockholders have the opportunity to cast an advisory vote on executive compensation at annual meetings, commonly referred to as a “Say-on-Pay” vote, at least once every three years. At the 2011 Annual Meeting, the Company’s stockholders voted, on an advisory basis, commonly referred to as a “Say-on-Frequency” vote, that the Say-on-Pay vote occur every year. A Say-on-Pay vote has been held at each subsequent annual meeting.

The Say-on-Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the “Compensation Discussion and Analysis” section starting on page 23 for a detailed discussion about our executive compensation programs and compensation philosophy, including information about the fiscal 2016 compensation of our NEOs.

We are holding a Say-on-Frequency vote this year as the last such vote was at the 2011 Annual Meeting and the Dodd-Frank Act requires that stockholders have the opportunity to hold such a vote at least once every six years. The Board recommends continuing to hold the Say-on-Pay vote every year to give stockholders the opportunity to provide direct and frequent feedback on our compensation philosophy, policies and procedures.

The votes solicited by these Proposals 2 and 3 are advisory, and therefore are not binding on the Company, the Board or the Compensation Committee. The outcomes of the votes will not require the Company, the Board or the Compensation Committee to take any actions, and will not be construed as overruling any decision by the Company or the Board. Furthermore, because Proposal 2 primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, the Board, including the Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

22	Cognizant Technology Solutions Corporation

Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section describes the general objectives, principles and philosophy of the Company’s executive compensation program, focused primarily on the compensation of our NEOs.

Overview of Executive Compensation Program

Compensation Committee

The Compensation Committee oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. The Compensation Committee operates under a written charter adopted by the Board and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ, SEC and IRC rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

Key Program Features

The following tables summarize key elements of our executive compensation program and where they are described in the Compensation Discussion and Analysis section.

What We Do	See Page No.
Pay for performance	25
Use appropriate peer groups when establishing compensation	24
Retain an independent external compensation consultant	24
Set significant stock ownership guidelines for executives	30
Include a clawback policy in our incentive plans	31
Utilize “double trigger” provisions for plans that contemplate a change in control	38

What We Don’t Do	See Page No.
No hedging or speculation with respect to Cognizant securities	30
No short sales of Cognizant securities	30
No margin accounts with Cognizant securities	30
No tax “gross ups” on severance benefits	32

Program Objectives

The Compensation Committee has designed the executive compensation program for our NEOs to meet the following objectives:

●	Ensure executive compensation is aligned with our corporate strategies and business objectives and that potential realizable compensation is set relative to each executive’s level of responsibility and potential impact on our performance;

●	A substantial portion of an executive officer’s compensation is subject to achieving both short-term and long-term performance objectives that enhance stockholder value;
●	Reinforce the importance of meeting and exceeding identifiable and measurable goals through superior awards for superior performance;
●	Provide total direct compensation that is competitive in markets in which we compete for management talent in order to attract, retain and motivate the best possible executive talent;
●	Provide an incentive for long-term continued employment with our Company; and
●	Reinforce our desired culture and unique corporate environment by fostering a sense of ownership, urgency and overall entrepreneurial spirit.

2016 Company Performance and Impact on Compensation Program

The Company demonstrated continued strong performance for 2016 with year-over-year revenue growth of 8.6%. Key drivers of that growth were:

●	Solid performance across all of our business segments:

Business Segment	Year-over-Year Revenue Growth	% of 2016 Revenue
Financial Services	7.3%	39.8%
Healthcare	5.5%	28.7%
Manufacturing/Retail/
Logistics	13.5%	19.7%
Other	13.5%	11.8%

The performance in Financial Services was negatively impacted by macroeconomic conditions that reduced demand from banking customers, while the Healthcare segment was adversely impacted by reduced demand caused by uncertainties in the regulatory environment and potential consolidation.

●	Sustained strength in the North American market with year-over-year revenue growth of 8.1%.
●	Continued penetration of the European market with year-over-year revenue growth of 6.8% after a negative currency impact of 6.5%.
●	Continued penetration of the Rest of World (primarily the Asia Pacific) market with year-over-year revenue growth of 22.7% after a negative currency impact of 2.5%.
●	Increased customer spending on discretionary projects.
●	Expansion of our service offerings, including consulting and in our three digital practice areas (Digital Business, Digital Operations and Digital Systems and Technology).
●	Continued expansion of the market for global delivery of technology and business process services.
●	Increased penetration at existing customers, including strategic clients.

The Company’s GAAP operating margin in 2016 decreased to 17.0% from 17.3% in 2015, while non-GAAP Operating Margin decreased to 19.5% from 19.7% in 2015. 1

The Compensation Committee took into account the above factors and the Company’s performance, including relative to the industry, during 2016 and in previous years in its compensation decisions. See “Proxy Statement Summary” starting on page 1 for more information about the performance-based compensation targets set for, and the Company’s actual performance in, previous years.

[1]	See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 57.

2017 Proxy Statement	23

Compensation

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual, non-binding advisory vote on executive compensation. At the 2016 Annual Meeting, approximately 96.0% of the votes cast on the Say-on-Pay proposal were voted “FOR” the proposal. In making its decisions regarding executive compensation for 2016, the Compensation Committee considered the significant level of stockholder support for our compensation program and chose to generally retain the 2015 structure of the executive compensation program, including the ratio of performance-based compensation to all other compensation and the ratio of performance-based equity compensation to time-based equity compensation, while making quantitative adjustments to reflect the performance of the Company and our NEOs in 2016. Nevertheless, there were two notable changes to the compensation structure for NEOs made by the Compensation Committee in 2016:

●	Move to 2-year PSUs. The Company granted PSUs in 2016 with a 2-year performance measurement period (versus 1-year previously), with vesting of 1/3rd at 30 months and 2/3rds at 36 months, to provide a longer time-horizon to the substantial portion of the performance-based compensation for the NEOs represented by the PSUs.

●	RSU grant timing change. The Company moved the timing of annual RSU grants for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee.

See “Direct Compensation of NEOs” starting on page 25. The Compensation Committee will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the NEOs.

The Compensation-Setting Process

Compensation Committee and Engagement of Compensation Consultant

To achieve the objectives of our executive compensation program, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other technology-related growth companies that compete with us for executive talent. The Compensation Committee has periodically engaged an independent compensation consultant to provide additional assurance that the Company’s executive compensation program is reasonable and consistent with its objectives. The consultant reports directly to the Compensation Committee, periodically participates in Committee meetings, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. Although the Compensation Committee reviews the compensation practices of our peer companies as described below, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, as described below, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each NEO as well as the Company’s overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly-competitive, rapidly changing market.

Since 2010, the Compensation Committee has engaged Pay Governance, an independent executive compensation advisory firm, to review all elements of executive compensation, benchmark such compensation in relation to other comparable companies with which we compete for executive talent, and provide recommendations to ensure that our executive compensation program continues to enable us to attract and retain qualified executives through competitive compensation packages which will result in the attainment of our short-term and long-term strategic objectives. As part of the compensation-setting processes for 2014, 2015 and 2016, the Compensation Committee asked Pay Governance to provide benchmark compensation data and/or review management’s recommendations for year-over-year compensation adjustments, including review for general market competitiveness and competitiveness with the Company’s peer group.

The Compensation Committee has assessed the independence of Pay Governance and concluded that no conflict of interest exists that would prevent Pay Governance from providing independent advice to the Compensation Committee regarding executive and director compensation matters.

Role of Executive Officers in Determining Executive Compensation

Our CEO, aided by our President and our Chief People Officer, among others, provides statistical data and makes recommendations to the Compensation Committee to assist it in determining compensation levels. In addition, our CEO provides the Compensation Committee with a review of the performance of the other executive officers. While the Compensation Committee utilizes this information and values management’s observations with regard to compensation, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

Peer Group

The Compensation Committee, with assistance from Pay Governance, establishes the Company’s peer group that is used for market comparisons and benchmarking. The peer group is comprised of a group of technology-related firms selected based on revenue, headcount and market capitalization.

●	Accenture Plc
●	Automatic Data Processing, Inc.
●	CA Technologies, Inc.
●	Computer Sciences Corporation
●	Convergys Corporation
●	Fidelity National Information Services, Inc.
●	Fiserv, Inc.
●	Leidos Holdings, Inc.
●	Mastercard Incorporated
●	NetApp, Inc.
●	Symantec Corporation
●	Visa, Inc.
●	Yahoo! Inc.

24	Cognizant Technology Solutions Corporation

Compensation

Direct Compensation of NEOs

Primary Compensation Elements for 2016 – Overview

Our executive compensation program is designed to motivate, retain and engage our executive leadership and appropriately reward them for their contributions to the achievement of our business strategies and goals. In order to achieve our compensation objectives, the Company provides its executives with a total direct compensation package consisting of the elements listed in the table below. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Each element is considered by the Committee to be important in meeting one or more of the compensation program objectives. The following chart illustrates the balance of the elements of 2016 target total direct compensation (using grant date share prices for RSUs and PSUs and target values for the annual cash incentive and PSUs) for our CEO and other NEOs.

■	Base Salary
Stable source of cash income at competitive levels

■	Annual Cash Incentive / Cash Bonus
Annual cash incentive for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin to motivate and reward achievement of Company financial and operational objectives

Weighting	Measurement Period	Target Compensation
Revenue	1 year	85% of base salary
Non-GAAP Income from Operations	Payout Range
Days Sales Outstanding (DSO)

Historical Annual Cash Incentive award achievements by year	2014	2015	2016
	96.2%	142.0%	79.8%

Cash bonus for Mr. Chintamaneni and Mr. Sinha based on achievement of business unit and/or overall business goals and expanded responsibilities in 2016

■	Performance Stock Units (PSUs)
Annual grant of performance stock units that reward achievement of Company financial objectives, continued service and long-term performance of our common stock

Weighting [1]	Measurement Period	Vesting
Revenue	2 years	1/3rd at 30 months
Non-GAAP EPS	Vesting Range	2/3rds at 36 months

Historical PSU achievements by performance measurement period	2014 [1]	2015 [1]	2016
	86.1%	122.9%	38.2%

Weighting for 2017 awards – 50% Revenue; 50% non-GAAP EPS

■	Restricted Stock Units (RSUs)
Annual grants of restricted stock units to reward continued service and long-term performance of our common stock

Vesting Quarterly over 3 years

Q4 2016 to Q1 2017 RSU grant timing change – The Company moved the timing of annual RSU grants for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. As such, to present the intended target total direct compensation in a more meaningful manner, the RSU percentages shown for 2016 include the value of the RSU grants made to such executives in the first quarter of 2017.

[1]	Weighting was 100% revenue for the 2014 and 2015 performance measurement periods.
[2]	Excludes Mr. Coburn, who resigned from the Company during 2016.

2016 Target Annual Compensation

CEO	Other NEOs [2] (on average)

■	Base Salary
■	Annual Cash Incentive / Cash Bonus
■	Performance Stock Units (PSUs)
■	Restricted Stock Units (RSUs)

2017 Proxy Statement	25

Compensation

Base salary

The Compensation Committee reviews the base salaries of our NEOs on an annual basis. The primary objective of the base salary component of an executive’s total direct compensation is to provide financial stability and certainty through market-competitive salary levels, recognizing each NEO’s experience, knowledge, skills, relative value and sustained contribution to the Company. The Compensation Committee makes periodic adjustments to base salary based on individual performance and contributions, market trends, increases in the cost of living, competitive position and our financial situation. Consideration is also given to relative responsibility, seniority, experience and performance of each individual NEO. No specific weight is assigned to any of the above criteria relative to the others, but rather the Compensation Committee uses its judgment in combination with market and other data provided by Pay Governance and the Company. The Compensation Committee does not attempt to set compensation components to meet specific benchmarks relative to our peers because the Compensation Committee believes that excessive reliance on benchmarking is detrimental to stockholder interests as it can result in compensation that is unrelated to the value delivered by the NEOs.

Annual Cash Incentive

2016 Annual Cash Incentive

Component	Threshold	Target	Maximum	Weighting	Increase in 2016 Targets vs. 2015 Actuals	2016 Award Achievement by Component
Revenue (in billions)					11%	Overall 2016 Annual Cash Incentive Achievement 79.8%
Non-GAAP Income from Operations (in millions)					10%
Days sales outstanding (DSO)					–
Payout as percentage of target	50%	100%	200%

The Compensation Committee has designed our annual cash incentive program to stimulate and support a high-performance environment by tying such incentive compensation to the attainment of organizational financial goals and by recognizing superior performance. The annual cash incentives are intended to compensate individuals for the achievement of these goals. The Committee determines actual cash incentives after the end of the fiscal year based upon the Company’s performance.

For 2016, the Compensation Committee based the annual cash incentive awards for Mr. D’Souza, Mr. Mehta and Ms. McLoughlin on the achievement of financial goals tied to metrics that it believes are valued by our stockholders. The Compensation Committee believes that our stockholders value and measure the performance of these executives based principally on the growth of Company revenue, earnings and cash flow. Consequently, as in past years the Compensation Committee believed it appropriate to establish three components to the annual cash incentive: revenue, non-GAAP Income from Operations (see “Non-GAAP Financial Measures and Forward-Looking Statements” on page 57) and days sales outstanding (“DSO”). All three components were subject to adjustment for any acquisitions over the course of the year.

For 2016, the Compensation Committee determined a target for each component (revenue, non-GAAP Income from Operations and DSO) and a weighting for the various components as a percentage of the total award such that achievement of the targeted level of performance for all three components would result in the executives receiving their target awards. The Committee set threshold, or minimum, levels for each of the components below which no annual cash incentive would be paid for the particular component. The Committee also set maximum levels for each of the components above which no additional annual cash incentive would be paid for the particular component and which collectively result in a maximum possible annual cash incentive equal to 200% of the target awards for the executives. Achievement for performance between threshold and target levels or between the target and maximum levels for any of the components was calculated using straight-line interpolation. In addition, during 2016, the revenue and non-GAAP Income from Operations targets were adjusted for acquisitions over the course of the year.

The Compensation Committee established revenue and non-GAAP Income from Operations targets at levels 11% and 10% above the Company’s 2015 revenue and non-GAAP Income from Operations, respectively. These targets were established to incentivize the Company’s management to prioritize a continued high level of growth in the Company’s revenue while maintaining a targeted level of non-GAAP Operating Margin. Meanwhile, the DSO component remained at the same targeted levels as prior years as the Compensation Committee viewed those targets as appropriately incentivizing maintenance of a healthy cash flow level. As a result of these targets, there was substantial uncertainty at the time the Compensation Committee established the performance goals for 2016 as to the likelihood of the Company’s attainment of the targeted levels of performance.

Cash Bonus

Neither Mr. Chintamaneni nor Mr. Sinha was an NEO at the time the above-described annual cash incentive award program was established by the Compensation Committee for 2016 for the then current NEOs. Mr. Chintamaneni and Mr. Sinha received cash bonus awards for 2016 determined by the Compensation Committee based on the following:

●

Mr. Chintamaneni had a bonus target for 2016 based on the performance of the Company’s Banking and Financial Services business unit, with 65% to be based on achievement of revenue and margin targets for the business and 35% tied to various other objectives for the business. In determining his final bonus payout to be 75% of his target, consideration was given by the Compensation Committee to the achievement of the business unit performance and his expanded commercial role across all of the Company’s business units following his promotion during 2016 to EVP and President, Global Industries and Consulting.

●

Mr. Sinha, as EVP and President, Global Client Services, manages the Company’s global sales and marketing across all of its business units. In determining his final bonus payout to be 75%, the Compensation Committee considered the performance of

26	Cognizant Technology Solutions Corporation

Compensation

the Company as a whole and his individual performance and determined that it was appropriate to set his final bonus payout at the Company’s average bonus payout level for 2016.

Stock-Based Awards

Overview
We provide long-term incentive compensation through stock-based awards in the form of PSUs and RSUs. The Committee believes that PSUs and RSUs are a valuable component of our long-term incentive program for several reasons, including concerns over the dilutive effect option grants may have on our outstanding shares, our desire to make a portion of our NEOs’ compensation less subject to market volatility, and our desire to create a retention mechanism which creates the incentive to maximize stockholder value.

The Compensation Committee currently plans to use a combination of PSUs and RSUs in future years. We believe that stock-based grants provide our executive officers with a strong incentive to manage the Company from the perspective of an owner with an equity stake in the long-term success of the business, create an ownership culture, and help align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period.

In considering the number of long-term incentives to grant, the Compensation Committee first establishes a target compensation value that it wants to deliver to the NEOs through long-term equity awards. In doing so, the Committee generally takes into account various factors, including the value of PSUs and RSUs that each of our executive officers has previously been awarded, the base salary of the executive officer, the heavy weight placed on equity in the mix of total compensation, and the perceived retention value of the total compensation package in light of the competitive environment. The Committee also generally takes into account increases in the cost of living, the size of comparable awards made to individuals in similar positions within the industry, the scope, responsibility and business impact of the officer’s position, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal experience and performance in recent periods. Once the target value is established, the Compensation Committee determines the number of PSUs and RSUs to be granted by reference to the current value of the Company’s common stock.

PSUs

PSUs granted in 2016 have a 2-year performance measurement period (fiscal years 2016 and 2017) over which the Company’s performance across two performance metrics is measured: revenue and non-GAAP EPS. See “Non-GAAP Financial Measures and Forward-Looking Statements” on page 57. Revenue determines 75% of the award and non-GAAP EPS determines the remaining 25% of the award. Both metrics are subject to adjustment by the Compensation Committee for any acquisitions over the course of the performance measurement period.

For each metric, the Compensation Committee established at the time of the award:

●	Threshold – 50% vesting, with 0% vesting for performance below the threshold.
●	Target – 100% vesting.
●	Maximum – 200% vesting, and maximum possible number of PSUs that may vest.

Whether and to what extent the performance as to either metric has been achieved will be determined by the Compensation Committee in its sole discretion based upon the audited financials for the 2016 and 2017 fiscal years. To the extent the level of achievement falls between the threshold and target levels or between the target and maximum levels for either metric, straight-line interpolation is utilized to calculate the payout level for the component.

Performance across the two metrics determines the total number of PSUs that may vest, with actual vesting of the awards as follows and contingent upon the NEO continuing in the service of the Company through such dates:

●	1/3rd will vest 30 months following the start of the performance measurement period.
●	2/3rds will vest 36 months following the start of the performance measurement period.

2017 Proxy Statement	27

Compensation

RSUs

RSUs vest in quarterly installments over a 3-year period from the date of grant.

The Company has historically made annual RSU grants to Mr. D’Souza, Mr. Mehta and Ms. McLoughlin during the fourth quarter of each year. During 2016, however, the Compensation Committee determined that it was in the best interests of the Company and its stockholders to move the timing of their annual RSU grants from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. Consequently, while Mr. D’Souza, Mr. Mehta and Ms. McLoughlin did not receive RSU awards in 2016, they did receive them in March 2017. The Compensation Committee will next consider an annual RSU award for these three officers in the first quarter of 2018.

Mr. Chintamaneni and Mr. Sinha, on the other hand, received their annual RSU awards in February 2016. They also received RSU awards in December 2016 in connection with their promotions to EVP and President, Global Industries and Consulting and EVP and President, Global Client Services, respectively.

2016 Compensation for our named executive officers

Francisco D’Souza
Age 48 Education BBA, University of Macau MBA, Carnegie Mellon University Cognizant tenure 23 years	Current Role CEO Committee assessment ●3% overall compensation increase effective January 1 to reflect cost of living increases and general market trends; same compensation mix
Compensation Decisions for 2016
●Base salary – increased 3% to $664,300, effective January 1, 2016
●Annual cash incentive – target of $564,655 (85% of base salary); actual payout of $450,332 (79.8% of target) based on Company performance
●Annual PSU grant – $7,018,671 fair value as of grant date (February 16, 2016)
●Annual RSU grant (moved to early 2017) – $3,774,223 fair value as of grant date (March 2, 2017)

Rajeev Mehta
Age 50 Education BS, University of Maryland MBA, Carnegie Mellon University Cognizant tenure 20 years

Current Role
President

Committee assessment
●3% overall compensation increase effective January 1 to reflect cost of living increases and general market trends; same compensation mix
●14% increase in base salary and target annual cash incentive upon promotion from CEO-IT Services to President to reflect additional responsibilities

Compensation Decisions for 2016
●Base salary – increased 3% to $554,700, effective January 1, 2016, and increased 14% to $630,000, upon promotion to President on September 28, 2016
●Annual cash incentive – initial target of $471,495 (85% of base salary), increased to $488,108 upon his promotion (85% of base salary, pro-rated); actual payout of $389,284 (79.8% of target) based on Company performance
●Annual PSU grant – $3,584,397 fair value as of grant date (February 16, 2016)
●Annual RSU grant (moved to early 2017) – $2,545,432 fair value as of grant date grant (March 2, 2017)

Gordon Coburn
Age 53 Education BA, Wesleyan University MBA, Dartmouth College Cognizant tenure 20 years

Former Role
President
(resigned September 27, 2016)

Committee assessment
●3% overall compensation increase effective January 1 to reflect cost of living increases and general market trends; same compensation mix

Compensation Decisions for 2016
●Base salary – increased 3% to $631,900, effective January 1, 2016
●Annual cash incentive – initial target of $537,115 (85% of base salary); no payout as he resigned from the Company during 2016
●Annual PSU grant – $3,750,637 fair value as of grant date (February 16, 2016)
●Annual RSU grant – None

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Compensation

Karen McLoughlin
Age 52 Education BA, Wellesley College MBA, Columbia University Cognizant tenure 13 years

Current Role
CFO

Committee assessment
●5% overall compensation increase effective January 1 to reflect cost of living increases and general market trends, including with respect to CFO pay; same compensation mix

Compensation Decisions for 2016
●Base salary – increased 5% to $426,500, effective January 1, 2016
●Annual cash incentive – target of $362,525 (85% of base salary); actual payout of $289,126 (79.8% of target) based on Company performance
●2016 annual PSU grant – $1,875,841 fair value as of grant date (February 16, 2016)
●Annual RSU grant (moved to early 2017) – $1,038,113 fair value as of grant date (March 2, 2017)

Ramakrishna Prasad Chintamaneni
Age 47 Education B. Tech, Indian Institute of Technology, Kanpur Postgraduate Diploma, XLRI – Xavier School of Management Cognizant tenure 17 years

Current Role
EVP and President, Global Industries and Consulting

Committee assessment
●3% overall compensation increase effective January 1 to reflect cost of living increases and general market trends; same compensation mix
●Following promotion to his current role, to reflect the additional responsibilities
●15% increase in base salary and targeted cash bonus
●One-time cash bonus of $300,000
●31% increase in annual PSU and RSU grants
●Overall target total annual compensation of approximately $3 million

Compensation Decisions for 2016
●Base salary – increased 3% to $412,000, effective January 1, 2016, and increased 15% to $475,000, effective December 1, 2016, following promotion to his current role
●Cash bonus – initial target of $350,200, increased to $403,750 (85% of base salary) following promotion to his current role; actual payout of $266,052 (75% of target, pro-rated), based on performance of the Company’s Banking and Financial Services business unit with consideration given for his expanded commercial role across all of the Company’s business units; additional one-time cash bonus of $300,000 paid in connection with his expanded responsibilities
●Annual PSU grant – $693,016 fair value as of grant date (February 16, 2016)
●Additional PSU grant – $137,472 fair value as of grant date (December 1, 2016), following promotion to his current role
●Annual RSU grant – $259,317 fair value as of grant date (February 16, 2016)
●Additional RSU grant – $1,355,624 fair value as of grant date (December 1, 2016), following promotion to his current role and as a reload of RSUs issued three years prior

Dharmendra Kumar Sinha
Age 54 Education BS, Patna Science College MBA, Birla Institute of Technology Cognizant tenure 19 years

Current Role
EVP and President, Global Client Services

Committee assessment
●3% overall compensation increase effective January 1 to reflect cost of living increases and general market trends; same compensation mix
●Following promotion to his current role, to reflect the additional responsibilities
●6% increase in base salary
●58% increase in targeted cash bonus (to 85% of base salary, consistent with other executive officers)
●One-time cash bonus of $10,000
●27% increase in annual PSU and RSU grants
●Overall target total annual compensation of approximately $2.4 million

Compensation Decisions for 2016
●Base salary – increased 3% to $354,823, effective January 1, 2016, and increased 6% to $375,000, effective December 1, 2016, following promotion to his current role
●Cash bonus – initial target of $201,349 (57% of base salary), increased to $318,750 (85% of base salary) following promotion to his current role; actual payout of $158,470 (75% of target, pro-rated), based on the Company average bonus payout based on his role in managing global sales and field marketing across all of the Company’s business units; additional one-time cash bonus of $10,000 paid in connection with his expanded responsibilities
●Annual PSU grant – $684,269 fair value as of grant date (February 16, 2016)
●Additional PSU grant – $29,474 fair value as of grant date (December 1, 2016), following promotion to his current role
●Annual RSU grant – $259,317 fair value as of grant date (February 16, 2016)
●Additional RSU grant – $1,502,883 fair value as of grant date (December 1, 2017), following promotion to his current role and as a reload of RSUs issued three years prior

2017 Proxy Statement	29

Compensation

Other Elements of Compensation

Supplemental Retirement Programs

We do not have any nonqualified deferred compensation programs, pension plans or pre-tax supplemental executive retirement plans for our executive officers, except for the CSRP described under “Broad-Based Programs” below and a nonqualified deferred compensation program established for Mr. Coburn. We established the program for Mr. Coburn to provide him with the equivalent economic value of the retirement plan in which he participated while the Company was majority-owned by IMS Health. Accordingly, Mr. Coburn was entitled to an annual Company contribution to his nonqualified deferred compensation account equal to 6% of his base salary and earned annual cash incentive while he was employed by the Company.

Broad-Based Programs

Our U.S.-based executive officers are eligible to participate in our broad-based medical, dental and vision insurance, life and accidental death insurance, 401(k) savings plan, CSRP and 2004 Amended and Restated Employee Stock Purchase Plan (“2004 ESPP”) on the same basis as all other regular employees.

Under the 401(k) savings plan, we match employee contributions at the rate of 50% for each dollar contributed during each pay period, up to the first 6% of eligible compensation contributed during each pay period, subject to applicable U.S. Internal Revenue Service (“IRS”) limits. The matching contributions immediately vest.

Our U.S.-based executive officers who are subject to contribution restrictions under our 401(k) savings plan due to statutory limits that apply to highly-compensated employees are eligible to participate in the Cognizant Technology Solutions Supplemental Retirement Plan (the “CSRP”) on the same basis as all other regular U.S.-based employees. The CSRP is a nonqualified savings plan in which the employee’s contributions are made on a post-tax basis to an individually owned, portable and flexible retirement plan held with a life insurance company. The CSRP works alongside established qualified retirement plans such as our 401(k) savings plan or can be the basis for a long-term stand-alone retirement savings plan. We provide a fully vested incentive match following the same formula as our 401(k) savings plan. Because the CSRP is not subject to the same IRS non-discrimination rules as our 401(k) savings plan, employees that face limitations on their 401(k) contributions due to these rules can avail themselves of the CSRP without foregoing the Company match. Although there is a limit in the amount of employer contributions, there is no limit to the amount an employee may contribute to the CSRP and it can be used in concert with other retirement strategies that may be available outside of the Company.

The 401(k) savings plan, CSRP and other generally available benefit programs allow us to remain competitive for employee talent. We believe that the availability of the aforementioned broad-based benefit programs generally enhances employee morale and loyalty.

Perquisites

We seek to maintain an egalitarian culture in our facilities and operations. The Company’s philosophy is to provide a minimal amount of personal benefits and perquisites to its executives and generally only when such benefits have a strong business purpose.

We incur expenses to ensure that our employees, including our executive officers, are accessible to us and our customers at all times and to promote our commitment to provide our employees and executives with the necessary resources and items of technology to allow them to operate “around the clock” in a “virtual office” environment. However, we do not view these expenses as executive perquisites because they are essential to the efficient performance of their duties and are comparable to the benefits provided to a broad-based group of our employees. We also provide personal security services to certain of our executive officers where we believe the provision of such services is in the interest of the Company.

In addition, the Company may reimburse executives for approved travel expenses where an immediate family member accompanies an executive to attend a business function at which such family member is generally expected to attend.

In addition, the Company provides Mr. D’Souza with limited access to an administrative assistant of the Company and vehicle rentals for his personal business purposes. Mr. D’Souza does not reimburse the Company for its cost of providing the administrative services and vehicle rentals and the Company pays him an additional amount to help offset any income taxes associated with the receipt of such services.

Executive Stock Ownership Guidelines

CEO	6x annual base salary
Other NEOs	4x annual base salary

The Company adopted revised stock ownership guidelines in March 2017 to further align the interests of our NEOs with those of stockholders. Under the revised guidelines, each NEO is required to hold a number of shares with a value, as of the time the revised guidelines were put in place or, for later identified NEOs, the time an executive becomes an NEO, equal to the applicable multiple of annual base salary. The annual base salary utilized in the calculation is the annual base salary applicable under the prior guidelines at the time the revised guidelines were adopted or, for later identified NEOs, the annual base salary when an officer becomes an NEO. As with the prior guidelines, compliance is required within five years of an officer becoming an NEO, subject to limited exceptions for hardship or other personal circumstances as determined by the Compensation Committee.

Hedging, Short Sale, Margin Account and Pledging Prohibitions

The Company’s insider trading policies include the following prohibitions:

●

No hedging or speculation with respect to Cognizant securities. All of the Company’s directors, officers and other employees are prohibited from purchasing or selling puts, calls and other derivative securities of the Company or any other derivative security that provides the equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from the change in value of the Company’s securities.

●

No short sales of Cognizant securities. All of the Company’s directors, officers and other employees are prohibited from engaging in short sales of Cognizant securities, preventing such persons from profiting from a decline in the trading price of the Company’s common stock.

●

No margin accounts with Cognizant securities. The Company’s directors and certain of its senior officers and other specified “insiders,” including the NEOs, are prohibited from using Company securities as collateral in a margin account.

●

Limited pledging of Cognizant securities. The Company’s directors and certain of its senior officers and other specified “insiders,” including the NEOs, are prohibited from pledging the Company’s securities as collateral for a loan, or modifying an existing pledge, without pre-approval from the Audit Committee.

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Compensation

Clawback Policy

The Company maintains a Clawback Policy which applies to all NEOs and certain other members of management.

When Clawback Policy May Apply		Compensation Subject to Clawback
●

Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that is caused directly or indirectly by any current or former employee’s gross negligence, willful fraud or failure to act that affects the performance measures or the payment, award or value of any compensation which is based in whole or in part on the achievement of financial results by the Company (“incentive compensation”)

Incentive compensation actually received during the preceding three years less amount that would have been received based on restated financial results
	● …and to the extent the restatement is caused by an employee’s willful fraud or intentional manipulation of performance measures that affect incentive compensation, for such employee…	Same as above, but clawback may cover the entire period the employee was subject to the clawback policy
●	Employee engages in illegal or improper conduct that causes significant financial or reputational harm to the Company	Any portion of incentive compensation
●	Employee has knowledge of and fails to report to the Board of Directors the conduct of any other employee or agent of the Company who engages in any of the conduct described above	Any portion of incentive compensation
●	Employee is grossly negligent in fulfilling his or her supervisory responsibilities to prevent any employee or agent of the Company from engaging in any of the conduct described above	Any portion of incentive compensation

Equity Grant Practices

The Compensation Committee or the Board approves the grant of stock-based equity awards, such as options, PSUs and RSUs, at its regularly scheduled meetings or by written consent (to be effective on the date of the meeting or receipt of all signed consents, or a later date specified). In addition, the Board has authorized an executive committee comprised of members of the executive management team to grant options to newly hired and existing employees, other than employees subject to Section 16 reporting as defined by the SEC.

The Compensation Committee and the Board do not engage in any market timing of the stock-based equity awards made to executive officers or other award recipients. It is our policy that all stock option grants, whether made by the Board, the Compensation Committee or the executive committee, have an exercise price per share equal to the fair market value of our common stock based on the closing market price per share on the grant date.

Risk Assessment

We believe our approach to goal setting and setting of targets with payouts at multiple levels of performance assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking, but rather to reward meeting strategic Company goals that enhance stockholder value. In addition, we believe that the mix of equity award instruments used under our long-term incentive program that includes full value awards as well as the multi-year vesting of our equity awards also mitigates risk and properly accounts for the time horizon of risk.

We do not believe that any of our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations – Deductibility of Executive Compensation

IRC Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under IRC Section 162(m) for “qualifying performance-based” compensation. One of the requirements for compensation to qualify is that the material terms of the performance goals for such compensation be approved by stockholders every five years.

For purposes of IRC Section 162(m), the material terms of the performance goals include the following:

●	which employees would be subject to the goals;
●	the business measurements on which the performance goals would be based; and
●	the formula that would be used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement.

2017 Proxy Statement	31

Compensation

Ongoing and Post-Employment Compensation

The Company recognizes that a change in control can create uncertainty for its employees that may result in loss or distraction of executives during a critical period. As a result we entered into Amended and Restated Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreements (collectively, the “Employment Agreements”) with each of the NEOs under which certain payments and benefits would be provided should the NEO’s employment terminate under certain circumstances, including in connection with a change in control.

We believe that the Employment Agreements continue to achieve two important goals crucial to our long-term financial success, namely, the long-term retention of the NEOs and their commitment to the attainment of our strategic objectives. These agreements will allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. We believe that these severance packages are also fair and reasonable in light of the years of service our NEOs have rendered us (average tenure of over 15 years), the level of dedication and commitment they have rendered us over that period, the contribution they have made to our growth and financial success and the value we expect to receive from retaining their services, including during challenging transition periods following a change in control.

None of the NEOs is entitled to any tax gross-up payments for the tax liability they incur with respect to such severance benefits.

The material terms of the NEOs’ Employment Agreements and post-employment compensation are described in “Potential Payments upon Termination or Change in Control” starting on page 38.

Compensation Committee

Compensation Committee Report

The Compensation Committee has furnished the report set forth below. The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders. The Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in such proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By the Compensation Committee of the Board of Directors of Cognizant Technology Solutions Corporation

John N. Fox, Jr.
John E. Klein
Michael Patsalos-Fox
Robert E. Weissman

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016, Messrs. Fox, Klein, Patsalos-Fox and Weissman served on the Compensation Committee. No member of the Compensation Committee was or is a current or former officer or employee of the Company or any of its subsidiaries.

None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Board or the Compensation Committee of the Company.

32	Cognizant Technology Solutions Corporation

Compensation

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The following 2016 Summary Compensation Table provides certain summary information concerning the compensation earned for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2014, 2015 and 2016 by our CEO, CFO, each of our three other most highly compensated executive officers who were serving as executive officers at the end of the 2016 fiscal year, and Mr. Coburn, who would have been one of the three most highly compensated executive officers for 2016 had he not resigned as the Company’s President on September 27, 2016 (collectively, the “NEOs”). No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2016 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year		Salary	Bonus	Stock Awards [1,2]	Option Awards	Non-Equity Incentive Plan Comp. [3]	All Other Pension and Nonqualified Deferred Comp.		All Other Comp.		SEC Total [4]	Adjusted SEC Total [5]
Francisco D’Souza	2016		$664,300	–	$7,018,671	–	$450,332	–		$123,337	[6]	$8,256,640	$12,030,863
CEO	2015		$645,000	–	$10,483,400	–	$778,306	–		$44,677		$11,951,383	$11,951,383
	2014		$626,000	–	$10,178,101	–	$511,705	–		$17,257		$11,333,063	$11,333,063
Rajeev Mehta	2016		$574,100	–	$3,584,397	–	$389,284	–		$5,750	[8]	$4,553,531	$7,098,962
President [7]	2015		$538,500	–	$5,353,875	–	$649,795	–		$1,500		$6,543,670	$6,543,670
	2014		$508,000	–	$5,197,934	–	$415,249	–		$1,500		$6,122,683	$6,122,683
Gordon J. Coburn	2016		$467,039	–	$3,750,637	–	–	$183,891	[9]	$93,416	[10]	$4,494,983	$4,494,983
Former President [7]	2015		$613,500	–	$5,602,186	–	$740,296	–	[9]	$89,178		$7,045,160	$7,045,160
	2014		$595,500	–	$5,438,997	–	$486,773	$129,043	[9]	$72,736		$6,723,049	$6,723,049
Karen McLoughlin	2016		$426,500	–	$1,875,841	–	$289,126	–		7,950	[11]	$2,599,417	$3,637,530
CFO	2015		$406,000	–	$2,801,868	–	$489,910	–		7,950		$3,705,728	$3,705,728
	2014		$372,000	–	$2,594,346	–	$304,080	–		7,800		$3,278,226	$3,278,226
Ramakrishna Prasad Chintamaneni	2016	[12]	$417,250	$566,052	$2,445,428	–	–	–		7,950	[13]	$3,436,680	$3,436,680
EVP and President, Global Industries and Consulting
Dharmendra Kumar Sinha	2016	[12]	$356,504	$168,470	$2,475,943	–	–	–		7,950	[14]	$3,008,867	$3,008,867
EVP and President, Global Client Services
[1]	Represents the aggregate grant date fair value of RSUs and PSUs determined in accordance with FASB ASC Topic 718 granted in each respective year. The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. See “Stock-Based Awards” starting on page 27 for a description of the terms of the RSUs and PSUs granted during 2016.
[2]	These amounts do not necessarily represent the actual value that will be recognized by the NEOs upon vesting of shares. The amounts reported in the columns assume settlement of PSUs at target levels; however, PSUs may vest at a maximum of 200% of target, depending on the Company’s revenue and/or non-GAAP EPS. For PSUs granted in 2016, if the maximum level of performance is achieved, the grant date fair value for the PSUs will be approximately $14,037,342 for Mr. D’Souza, $7,168,793 for Mr. Mehta, $7,501,274 for Mr. Coburn (award has been forfeited), $3,751,682 for Ms. McLoughlin, $1,660,975 for Mr. Chintamaneni and $1,427,486 for Mr. Sinha. None of the NEOs forfeited any stock awards during the 2016, 2015, or 2014 fiscal years, except for Mr. Coburn, who forfeited 40,729 RSUs and 220,156 PSUs, including all of the PSUs granted in 2016, upon his resignation from the Company on September 27, 2016. For information regarding assumptions underlying the valuation of stock-based awards, see Note 15 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the applicable fiscal year.
[3]	Amounts shown in this column represent cash incentive awards earned for each respective fiscal year and paid in the first quarter of the following year under our annual cash incentive program.
[4]	Total compensation, as determined under SEC rules.
[5]	The Company moved the timing of annual RSU grants for certain NEOs from the fourth quarter of 2016 to the first quarter of 2017 to align with the timing of the Company’s other annual equity grants and other annual compensation decisions by the Compensation Committee. The Adjusted SEC Total represents the SEC Total plus, for 2016, the target value of the RSU grants made in the first quarter of 2017 (using a March 2, 2017 grant date fair value) to Mr. D’Souza ($3,774,223), Mr. Mehta ($2,545,431) and Ms. McLoughlin ($1,038,113) to provide stockholders annual compensation numbers that are more comparable to past years and more indicative of the targeted annual compensation to the NEOs. These amounts are not a substitute for the amounts reported under the SEC Total.
[6]	Includes a 401(k) savings plan matching contribution in the amount of $806, travel expenses for Mr. D’Souza’s spouse to attend business functions that she was generally expected to attend, home security services, provision of secure vehicles/transport in the amount of $86,686, use of an administrative assistant of the Company for personal matters, which is valued at $1,900, plus a gross-up for taxes related thereto equal to $2,046, and vehicle rentals, which is valued at $1,375, plus a gross-up for taxes related thereto equal to $1,481.
[7]	Mr. Mehta was appointed President of Cognizant on September 28, 2016, following the resignation of Mr. Coburn on September 27, 2016.
[8]	Represents a 401(k) savings plan matching contribution.

2017 Proxy Statement	33

Compensation

[9]	Amount represents investment earnings on Mr. Coburn’s nonqualified deferred compensation account. The earnings correspond to the actual market earnings on a select group of investment funds utilized to track the notional investment return on the account balance for the respective fiscal year. The Company has not made any determination as to which portion of such earnings may be considered above market and has elected to report the entire amount of such earnings. Mr. Coburn’s nonqualified deferred compensation account incurred an investment loss of $76,165 in 2015; however, $0 is shown in the table for such year per SEC rules.
[10]	Includes a 401(k) savings plan matching contribution in the amount of $5,750, a CSRP matching contribution in the amount of $2,967, a contribution in the amount of $31,230, which the Company was required to make to a nonqualified deferred compensation account, and $53,469 in lieu of earned vacation.
[11]	Represents a 401(k) savings plan matching contribution in the amount of $2,551 and a CSRP matching contribution in the amount of $5,399.
[12]	2014 and 2015 compensation not presented for Mr. Chintamaneni and Mr. Sinha as they were not NEOs in such years.
[13]	Represents a 401(k) savings plan matching contribution in the amount of $2,750 and a CSRP matching contribution in the amount of $5,200.
[14]	Represents a 401(k) savings plan matching contribution in the amount of $5,750 and a CSRP matching contribution in the amount of $2,200.

2016 Grants of Plan-Based Awards Table

The following table provides certain summary information concerning each grant of an award made to an NEO in the 2016 fiscal year under a compensation plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units [3]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards [4]
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Francisco D’Souza	02/16/16				63,795	127,589	255,178		–	–	$7,018,671
	02/16/16	$282,328	$564,655	$1,129,310
Rajeev Mehta	02/16/16				32,580	65,159	130,318		–	–	$3,584,397
	02/16/16	$244,054	$488,108	$976,216
Gordon J. Coburn [5]	02/16/16				34,091	68,181	136,362		–	–	$3,750,637
	02/16/16	$268,557	$537,115	$1,074,230
Karen McLoughlin	02/16/16				17,050	34,100	68,200		–	–	$1,875,841
	02/16/16	$181,262	$362,525	$725,050
Ramakrishna Prasad Chintamaneni	02/16/16				6,299	12,598	25,196		–	–	$693,016
	02/16/16							4,714	–	–	$259,317
	12/01/16				1,271	2,542	5,084		–	–	$137,471
	12/01/16							25,067	–	–	$1,355,624
Dharmendra Kumar Sinha	02/16/16				6,220	12,439	24,878		–	–	$684,269
	02/16/16							4,714	–	–	$259,317
	12/01/16				273	545	1,090		–	–	$29,474
	12/01/16							27,790	–	–	$1,502,883
[1]	Represents the range of annual cash incentive that can be earned by the NEO if the minimum threshold, target and maximum performance targets are achieved. The annual cash incentive is prorated if performance levels are achieved between the threshold and target levels or between the target and maximum levels. Performance below the minimum threshold results in no annual cash incentive payout to the NEO. See “Annual Cash Incentive” starting on page 26 for information regarding the methodology and performance criteria applied in determining these potential cash incentive amounts. The actual annual cash incentive paid to each NEO for his or her 2016 performance is reported as Non-Equity Incentive Plan Compensation in the 2016 Summary Compensation Table on page 33.
[2]	Represents the range of shares that could vest pursuant to PSUs. See “Stock-Based Awards” starting on page 27 for a description of the terms of the PSUs.
[3]	Represents RSUs. See “Stock-Based Awards” starting on page 27 for a description of the terms of the RSUs.
[4]	Represents the grant date fair value of the RSUs and PSUs determined in accordance with FASB ASC Topic 718, assuming target achievement for PSUs. For information regarding assumptions underlying the valuation of stock-based awards, see Note 15 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
[5]	Mr. Coburn resigned from the Company during 2016 and, as a result, forfeited the annual cash incentive and PSU awards set forth in this table that were granted to him during 2016.

34	Cognizant Technology Solutions Corporation

Compensation

Outstanding Equity Awards at Fiscal Year-End 2016 Table

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2016.

	Option Awards[1]					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested [2]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [2]
Name	Exercisable	Unexercisable
Francisco D’Souza	480,000	–	–	$9.11	12/08/18	–		–	–		–
	–	–	–	–	–	21,970	[3]	$1,230,979	–		–
	–	–	–	–	–	100,263	[5]	$5,617,736	–		–
	–	–	–	–	–	37,878	[3]	$2,122,304	–		–
	–	–	–	–	–	40,307	[6]	$2,258,401	–		–
	–	–	–	–	–	–		–	127,589	[7]	$7,148,812
Rajeev Mehta	–	–	–	–	–	11,220	[3]	$628,657	–		–
	–	–	–	–	–	51,204	[5]	$2,868,960	–		–
	–	–	–	–	–	19,344	[3]	$1,083,844	–		–
	–	–	–	–	–	20,584	[6]	$1,153,322	–		–
	–	–	–	–	–	–		–	65,159	[7]	$3,650,859
Gordon J. Coburn	–	–	–	–	–	–		–	–		–
Karen McLoughlin	20,000	–	–	$15.53	08/13/18	–		–	–		–
	–	–	–	–	–	5,600	[3]	$313,768	–		–
	–	–	–	–	–	25,556	[5]	$1,431,903	–		–
	–	–	–	–	–	10,124	[3]	567,248	–		–
	–	–	–	–	–	10,772	[6]	$603,555	–		–
	–	–	–	–	–	–		–	34,100	[7]	$1,910,623
Ramakrishna Prasad Chintamaneni	10,000	–	–	$15.53	08/13/18	–		–	–		–
	–	–	–	–	–	10,444	[4]	$585,177	–		–
	–	–	–	–	–	9,900	[5]	$554,697	–		–
	–	–	–	–	–	3,536	[4]	$198,122	–		–
	–	–	–	–	–	25,067	[4]	$1,404,504	–		–
	–	–	–	–	–	3,980	[6]	$222,999	–		–
	–	–	–	–	–	–		–	12,598	[7]	$705,866
	–	–	–	–	–	–		–	2,542	[7]	$142,428
Dharmendra Kumar Sinha	–	–	–	–	–	7,311	[4]	$409,635	–		–
	–	–	–	–	–	9,775	[5]	$547,693	–		–
	–	–	–	–	–	3,536	[4]	$198,122	–		–
	–	–	–	–	–	27,790	[4]	$1,557,074	–		–
	–	–	–	–	–	3,929	[6]	$220,142	–		–
	–	–	–	–	–	–		–	12,439	[7]	$696,957
	–	–	–	–	–	–		–	545	[7]	$30,536
[1]	Each stock option grant included in this table has a term of 10 years measured from the grant date, and all outstanding options granted to the NEOs as of December 31, 2016 have fully vested pursuant to their terms.
[2]	Market value was determined based on a closing price of a share of our common stock of $56.03 as of December 30, 2016.
[3]	Awards shown are time-based RSUs that were granted on December 1, 2014 and November 30, 2015 and vest on specified dates if the individual is still employed by the Company:
●

Mr. D’Souza: Approximately 5,493 shares are scheduled to vest on March 1, June 1, September 1 and December 1 of 2017; and approximately 4,734 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and 2018.

●

Mr. Mehta: Approximately 2,805 shares are scheduled to vest on March 1, June 1, September 1 and December 1 of 2017 and approximately 2,418 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and 2018.

●

Ms. McLoughlin: Approximately 1,400 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and approximately 1,266 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and 2018.

[4]	Awards shown are time-based RSUs that were granted on December 1, 2014, February 16, 2016 and December 1, 2016 and vest on specified dates if the individual is still employed by the Company:
●

Mr. Chintamaneni: Approximately 2,611 shares are scheduled to vest on March 1, June 1, September 1, and December 1 of 2017; approximately 393 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and 2018 and also on March 1, 2019; and approximately 2,088 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017, 2018 and 2019.

2017 Proxy Statement	35

Compensation

●

Mr. Sinha: Approximately 1,828 shares are scheduled to vest on March 1, June 1, September 1, and December 1 of 2017; approximately 393 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017 and 2018 and also on March 1, 2019; and approximately 2,316 shares are scheduled to vest on each March 1, June 1, September 1 and December 1 of 2017, 2018 and 2019.

[5]	2015 PERFORMANCE MEASUREMENT PERIOD PSUs. Represents the number of shares that are eligible to vest based on PSUs with a 2015 performance measurement period. 1/3rd vested on June 1, 2016 and the remaining 2/3rds vest on December 1, 2017 (subject to continued employment through such date). Performance for such awards was calculated and achieved as set forth below. See “Stock-Based Awards” starting on page 27 for additional information.

[6]	2016 PERFORMANCE MEASUREMENT PERIOD PSUs. Represents the number of shares that are eligible to vest based on PSUs with a 2016 performance measurement period. 1/3rd vest on May 31, 2017 and the remaining 2/3rds vest on November 30, 2018 (subject to continued employment through such dates). Performance for such awards was calculated and achieved as set forth below. See “Stock-Based Awards” starting on page 27 for additional information.

[7]	2016 – 2017 PERFORMANCE MEASUREMENT PERIOD PSUs. Represents the number of unearned shares of stock not vested equal to the target award for PSUs with a 2016 – 2017 performance measurement period. The actual number of shares of stock that may vest will be determined by the Company’s cumulative fiscal 2016 and 2017 performance versus target levels on two metrics: revenue (75% of the award) and non-GAAP EPS (25% of the award). For the shares subject to each of the metrics, the number that may vest may be zero, if a threshold level of performance is not achieved as to the metric, or between 50% and 200% of the target number of shares. After the Compensation Committee determines, based on the cumulative performance for the fiscal 2016 and 2017 measurement period, the number of shares that may vest, such shares will vest as follows: 1/3rd on July 1, 2018 and the remaining 2/3rds on January 1, 2019 (subject to continued employment through such dates). See “Stock-Based Awards” starting on page 27 for additional information.

2016 Option Exercises and Stock Vested Table

The following table provides additional information about the value realized by the NEOs on option award exercises and stock award vestings during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise [1]	Number of Shares Acquired on Vesting Date [2]	Value Realized on Vesting [3]
Francisco D’Souza	500,000	$20,605,930	194,221	$11,088,285
Rajeev Mehta	–	–	97,458	$5,567,834
Gordon J. Coburn	–	–	53,030	$3,183,085
Karen McLoughlin	40,000	$1,470,246	44,039	$2,527,064
Ramakrishna Prasad Chintamaneni	–	–	27,068	$1,556,334
Dharmendra Kumar Sinha	–	–	23,796	$1,367,439
[1]	Value realized on exercise is calculated based upon the number of options exercised and the fair market value or sale price of the shares on the date of exercise less the exercise price, before any applicable tax withholding.
[2]	The number of shares shown in the table reflects the gross number of shares received by each NEO upon vesting of the stock awards. The Company reduced the number of shares issued to each NEO by automatically withholding a number of shares with a fair market value as of the vesting date sufficient to satisfy required tax withholdings. Each NEO actually received the following net number of shares of Company stock following such share withholding: Mr. D’Souza, 96,064; Mr. Mehta, 57,761; Mr. Coburn, 28,714; Ms. McLoughlin, 24,103; Mr. Chintamaneni, 14,874; and Mr. Sinha, 12,992.
[3]	Value realized on vesting is calculated by multiplying the number of shares acquired on vesting by the fair market value of the shares on the respective vesting date.

36	Cognizant Technology Solutions Corporation

Compensation

2016 Pension Benefits Table

None of the NEOs participated in any defined benefit pension plans in 2016.

2016 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to the nonqualified deferred compensation arrangements in effect during 2016 for the NEOs.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY		Aggregate Earnings/(Losses) in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Francisco D’Souza	–	–		–		–	–
Rajeev Mehta	–	–		–		–	–
Gordon J. Coburn	–	$31,230	[1]	$183,891	[2]	–	$1,463,026	[3]
Karen McLoughlin	–	–		–		–	–
Ramakrishna Prasad Chintamaneni	–	–		–		–	–
Dharmendra Kumar Sinha	–	–		–		–	–
[1]	This amount is reported as compensation and is included in the “All Other Compensation” column of the 2016 Summary Compensation Table on page 33.
[2]	This amount is reported as compensation and is included in the “All Other Pension and Nonqualified Deferred Comp.” column of the 2016 Summary Compensation Table on page 33. Earnings are broken down between funds as follows:

Investment Fund	Earnings/(Losses) Attributable to such Fund
Mass Mutual Select Focused Value	$165,004
Mass Mutual Select Mid Cap Growth Equity II A	$18,887
Total	$183,891
[3]	Includes the amounts reported in the other columns of this table plus such amounts previously reported in the Company’s Summary Compensation Table in previous years if such compensation was required to be disclosed.

The Company established this nonqualified deferred compensation arrangement for Mr. Coburn to serve as the economic equivalent of the retirement plan in which he participated while the Company was majority owned by IMS Health. Pursuant to such arrangement, the Company, while Mr. Coburn was an employee, credited his deferred compensation account with an annual contribution in a dollar amount equal to 6% of his base salary and earned annual cash incentive for the year. Mr. Coburn could select from the 16 investment funds sponsored by Mass Mutual available to the plan to serve as the measures of the investment return on his account for each year. Mr. Coburn could change his investment elections up to six times per year. Under the terms of the arrangement with Mr. Coburn, the balance of Mr. Coburn’s account became due and payable in a lump sum six months following his resignation from the Company. Accordingly, the Company made a lump sum payment to Mr. Coburn in the amount of $1,558,679 on April 3, 2017.

2017 Proxy Statement	37

Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview of Potential Payments

We have entered into Employment Agreements with our NEOs that provide certain benefits upon such employees being terminated without Cause or leaving for Good Reason (a “Qualifying Termination”). Such benefits are adjusted in the event the Qualifying Termination occurs within the 12 months following a change in control.

Unvested PSUs / Performance-Based Awards
Termination Event	Salary and Bonus	Benefits	Unvested RSUs / Time-Based Awards	Performance Measurement Period Ended; Performance Objectives Satisfied	Performance Measurement Period Not Ended
Qualifying Termination – no Change in Control	22 months base salary, payable in installments	12 months of reimbursement for COBRA premiums	One year’s acceleration of vesting	One year’s acceleration of vesting	Unvested portion of award forfeited
Qualifying Termination – within 12 months of Change in Control	12 months base salary, payable in installments, and annual cash incentive payout at 100% of target, payable in a lump sum	12 months of reimbursement for COBRA premiums	Acceleration of entire award	Acceleration of entire award	Acceleration of prorated portion based on performance as of change in control date

What is a “Qualifying Termination”?
Termination without “Cause”	Leaving for “Good Reason”
“Cause” is defined as:

●Willful malfeasance or willful misconduct in connection with employment;

●Continuing failure to perform duties requested by the Board;

●Failure to observe material policies of the Company;

●Commission of any felony or any misdemeanor involving moral turpitude;

●Engaging in any fraudulent act or embezzlement; or

●Any material breach of an employment agreement.

“Good Reason” is defined as:

●A material diminution of authority, duties or responsibilities;

●A material diminution in overall compensation package that is not broadly applied to other executives;

●The Company’s failure to obtain from its successor the express assumption of an Employment Agreement; or

●The Company’s change, without the NEO’s consent, in the principal place of his or her work to a location more than 50 miles from the primary work location, but only if the change is after a change in control.

The Employment Agreements also provide that in the event any payments under the Employment Agreements would constitute parachute payments under IRC Section 280G, then the payments under the Employment Agreements will be reduced by the minimum amount necessary so that no amounts paid will be non-deductible to the Company or subject to the excise tax imposed under IRC Section 4999.

Cash severance payments are contingent on the NEO executing a waiver and release of claims in favor of the Company and complying with one-year post-termination non-competition and non-solicitation covenants, a six-month post-termination intellectual property covenant and a perpetual confidentiality covenant.

Upon any termination of employment, each NEO will also be entitled to any amounts earned, accrued and owed but not yet paid to such NEO as of the termination date and any benefits accrued and earned in accordance with the terms of any benefits plans or programs, and these amounts are not conditioned upon the release becoming effective. No additional amounts will be paid on termination due to death or disability.

38	Cognizant Technology Solutions Corporation

Compensation

Calculation of Potential Payments

The following table shows potential payments to our NEOs under the Employment Agreements in the event of a Qualifying Termination prior to or within 12 months following a change in control. After the period of 12 months following a change in control, the potential payments upon a Qualifying Termination, absent another change in control, revert to those prior to a change in control as set forth below. Potential payments are calculated assuming a December 31, 2016 Qualifying Termination date and, where applicable, using the closing price of our common stock of $56.03 on December 30, 2016, as reported on NASDAQ.

Name	Trigger	Salary and Bonus	Benefits	Awards Acceleration/ Extension	Total
Francisco D’Souza	Qualifying Termination Prior to Change in Control	$1,217,883	$11,379	$8,662,630	$9,891,893
	Qualifying Termination Following Change in Control	$1,228,955	$11,379	$11,229,421	$12,469,755
	Death or Disability	–	–	–	–
	Retirement	–	–	–	–
	Termination for Other Reasons	–	–	–	–
Rajeev Mehta	Qualifying Termination Prior to Change in Control	$1,155,000	$15,527	$4,423,961	$5,594,488
	Qualifying Termination Following Change in Control	$1,165,500	$15,527	$5,734,783	$6,915,809
	Death or Disability	–	–	–	–
	Retirement	–	–	–	–
	Termination for Other Reasons	–	–	–	–
Karen McLoughlin	Qualifying Termination Prior to Change in Control	$781,917	$11,233	$2,230,442	$3,023,592
	Qualifying Termination Following Change in Control	$789,025	$11,233	$2,916,474	$3,716,732
	Death or Disability	–	–	–	–
	Retirement	–	–	–	–
	Termination for Other Reasons	–	–	–	–
Ramakrishna Prasad	Qualifying Termination Prior to Change in Control	$870,833	$15,527	$1,807,528	$2,693,888
Chintamaneni	Qualifying Termination Following Change in Control	$878,750	$15,527	$2,965,500	$3,859,777
	Death or Disability	–	–	–	–
	Retirement	–	–	–	–
	Termination for Other Reasons	–	–	–	–
Dharmendra Kumar	Qualifying Termination Prior to Change in Control	$687,500	$11,232	$1,674,401	$2,373,133
Sinha	Qualifying Termination Following Change in Control	$693,750	$11,232	$2,932,666	$3,637,648
	Death or Disability	–	–	–	–
	Retirement	–	–	–	–
	Termination for Other Reasons	–	–	–	–

2017 Proxy Statement	39

Compensation

PROPOSAL 4
APPROVAL OF 2017 INCENTIVE AWARD PLAN
What are you voting on?

We are asking stockholders to approve the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan (the “Plan”), which would replace the Cognizant Technology Solutions Corporation Amended and Restated 2009 Incentive Compensation Plan (the “2009 Plan”). If our stockholders approve this proposal, no new awards will be granted under the 2009 Plan. If, however, our stockholders do not approve this proposal, the Plan will not become effective and the 2009 Plan will remain in effect in accordance with its current terms and conditions until the remaining share pool is exhausted. In either case, awards outstanding under the 2009 Plan and its predecessor plans will remain subject to the terms of the 2009 Plan and such predecessor plans, as applicable.

The Board unanimously recommends a vote FOR the approval of the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan.

Resolution Stockholders are being asked to Approve

RESOLVED, that the stockholders of Cognizant Technology Solutions Corporation approve the adoption of the Cognizant Technology Solutions Corporation 2017 Incentive Award Plan.

The Board recommends a vote FOR the Plan so that the Company has enough shares of common stock available to grant to maintain its compensation structure and achieve the purposes of the Plan, which are to:

●Provide incentives to our employees, consultants and non-employee directors, including the employees of our subsidiaries, in the form of equity and other incentive awards to

●Motivate them to perform well and generate superior returns for our stockholders and

●Induce them to remain in our service.

In determining to approve the Plan, the Compensation Committee and the Board reviewed the terms of the Plan and an analysis prepared by Pay Governance, the Compensation Committee’s independent compensation consultant, both of which are summarized in this proposal.

Background

Our stockholders approved the 2009 Plan in June 2009. Since that time, we have periodically granted stock options, RSUs and PSUs under the plan. We believe that long-term compensation through stock-based compensation in the form of stock options, RSUs and PSUs is important in attracting and retaining executive talent and other key personnel. Such equity awards align the interests of the individuals with those of our stockholders and incentivize them to maximize stockholder value.

At the Annual Meeting, stockholders are being asked to vote on a proposal to approve the adoption of the Plan. If the Plan is approved, the maximum aggregate number of shares of our common stock that may be issued under the Plan will be equal to the sum of (i) the approximately 7,000,000 shares remaining available for awards under the 2009 Plan which will be transferred to the Plan, (ii) 46,000,000 new shares and (iii) the number of shares subject to outstanding awards under the 2009 Plan that, after the effective date of the Plan, terminate, are forfeited, are converted into awards of another entity in connection with a spin-off or similar event, or are settled for cash. The number of shares of common stock reserved for issuance under the Plan will be reduced on a one-for-one basis for each share of stock issued under the Plan pursuant to a stock option or stock appreciation right (“SAR”) and will be reduced by two shares for each share of stock issued under the Plan pursuant to an RSU or PSU (“full-value awards”). Therefore, the 46,000,000 new shares being requested would actually represent only 23,000,000 actual shares if only full-value awards are granted under the Plan, which is consistent with our recent practices for employees. The Plan was adopted by our Board on March 27, 2017, subject to stockholder approval at the Annual Meeting. A copy of the Plan is attached hereto as Appendix A. The Plan is intended to serve as a successor to the 2009 Plan. No further awards will be made under the 2009 Plan following the earlier of (i) the plan termination date or (ii) stockholder approval of the Plan. Stockholder approval of the Plan will not affect any options or stock issuances outstanding under 2009 Plan.

Our Current Equity Grant Practices

What We Do
Mix of PSUs and RSUs with an emphasis on PSUs for senior executives

Long-term vesting such that PSUs have a 2-year performance measurement period and, for executive officers, vest 1/3rd at 30 months and 2/3rds at 36 months and, for other employees, fully vest at 29 months following the start of such period; RSUs vest quarterly over three years from grant

What We Don’t Do
No dividend equivalent payments on unearned PSUs or RSUs (accumulated dividend equivalents paid only on vesting)

40	Cognizant Technology Solutions Corporation

Compensation

Overview of the Plan

On March 27, 2017, the Board adopted, subject to stockholder approval, the Plan. If approved by stockholders, the Plan would replace the 2009 Plan. The key differences between the Plan and the 2009 Plan are:

●

As of December 31, 2016, there were approximately 7,000,000 shares available for future awards under the 2009 Plan, which, based on our three-year average burn rate of 0.78%, would last for only approximately one year assuming current grant practices. If the Plan is approved, the maximum aggregate number of shares of our common stock that may be issued under the Plan will be equal to the sum of (i) the approximately 7,000,000 shares remaining available for awards under the 2009 Plan that will be transferred to the Plan, (ii) 46,000,000 new shares and (iii) the number of shares subject to outstanding awards under the 2009 Plan that, after the effective date of the Plan, terminate, are forfeited, are converted into awards of another entity in connection with a spin-off or similar event, or are settled for cash. Such a share reserve would be sufficient for approximately six years of awards, assuming current grant practices. However, these timelines may change based on future circumstances that require a change to expected grant practices, such as changes in the price of the shares of our common stock, grant amounts provided by our competitors, hiring activity and promotions.

●

The number of shares of common stock reserved for issuance under the Plan will be reduced on a one-for-one basis for each share of stock issued under the Plan pursuant to a stock option or SAR and will be reduced by two shares for each share of stock issued under the Plan pursuant to a full-value award. Under the 2009 Plan, shares subject to full-value awards count as 1.55 shares.

●	The 2009 Plan is currently set to expire on April 15, 2019. The Plan would have a term of ten years from the date of Board adoption through March 27, 2027.
●

The 2009 Plan provides that the maximum annual limit on the number of shares that can be granted to any one person is 5,000,000 and the maximum annual limit on the amount of cash that can be granted to any one person is $4,000,000. The Plan decreases the per-person share limit to 3,000,000 for stock options and SARs and 2,000,000 for RSUs and PSUs and other full-value awards, and increases the per-person cash limit to $10,000,000.

●	While the 2009 Plan provides for a maximum seven-year term for stock options, the Plan provides that stock options may have a term of up to ten years.
●

The 2009 Plan provides for a maximum limit on director awards of 100,000 shares per year. The Plan changes the per year limit on director awards to $900,000 in the aggregate for cash and equity awards.

●	The Plan clarifies that all awards will be subject to the provisions of any clawback policy implemented by the Company.

How Long We Expect the Share Pool to Last

We expect that the proposed share pool for new grants under the Plan, if stockholders approve this proposal, will last six years.

How the Plan is Designed to Protect Stockholders’ Interests

The following features of the Plan will protect the interests of our stockholders:

●

Limits on authorized shares – no evergreen provision. If the Plan is approved, the maximum aggregate number of shares of our common stock that may be issued under the Plan will be equal to the sum of (i) the approximately 7,000,000 shares remaining available for awards under the 2009 Plan that will be transferred to the Plan, (ii) 46,000,000 new shares and (iii) the number of shares subject to outstanding awards under the 2009 Plan that, after the effective date of the Plan, terminate, are forfeited, are converted into awards of another entity in connection with a spin-off or similar event, or are settled for cash. The number of shares of common stock reserved for issuance under the Plan will be reduced on a one-for-one basis for each share of stock issued under the Plan pursuant to a stock option or SAR and will be reduced by two shares for each share of stock issued under the Plan pursuant to a full-value award. The Plan does not have an “evergreen” feature.

●	Limits on term of stock options. The maximum term of each stock option and SAR that can be granted under the Plan is ten years.
●

Limits on share counting. Shares surrendered or withheld for the payment of the exercise price or taxes under stock options or SARs, shares surrendered or withheld for the payment of taxes on RSUs, PSUs and other full-value awards, shares repurchased in the open market with the proceeds of an option exercise, and shares subject to SARs that are not issued in connection with the stock settlement of the SARs may not again be made available for issuance under the Plan.

●

No stock option repricing. The Plan prohibits the repricing of “underwater” options and SARs, whether by amending an existing award, substituting a new award at a lower price or executing a cash buyout.

●	No discounted stock option grants. The Plan prohibits granting stock options or SARs with an exercise price less than the fair market value of Cognizant common stock on the date of grant.
●	No automatic change in control benefits. The Plan does not provide any automatic benefits upon a change in control or any excise tax gross-ups.
●	Clawback Policy. The Plan requires all awards to be subject to our clawback policy.
●	No dividend equivalents on unvested awards. The Plan prohibits the payment of dividends and dividend equivalents on unvested awards.

2017 Proxy Statement	41

Compensation

Key Data About Our Grant Practices

Pay Governance’s analysis highlighted the following key data points regarding the Plan and our grant practices.

Burn Rate

Burn rate measures how rapidly we are using an equity plan’s share pool. We measure burn rate on a gross basis, calculated as follows:

(total shares granted)
(weighted average Cognizant shares outstanding (undiluted))

Over the last three years, our burn rate averaged 0.78%, The burn rates for the last three years were 1.02%, 0.46%, and 0.86% for 2014, 2015 and 2016, respectively. The Board believes that these are acceptable burn rates.

Overhang

Overhang measures the potential stockholder dilution from outstanding equity awards and shares available for grant. We use a “simple overhang” measurement, calculated as follows:

(awards outstanding) + (shares available for grant)
(weighted average Cognizant shares outstanding (undiluted))

If this proposal is adopted, our overhang will be 10.4%.

The Board believes that the requested number of shares of common stock under the Plan represents a reasonable amount of potential equity dilution.

Historical Grant Information

Grant information	2014	2015	2016
Options granted	67,736	55,336	70,258
Full-value awards granted [1]	6,148,143	2,731,757	5,145,594
Cognizant shares outstanding [2]	608,125,852	609,129,517	606,828,543
[1]	Assumes maximum performance for PSUs. See “PSUs” on page 27.
[2]	Number outstanding at year-end.

Equity Compensation Plan Information

The following table provides information regarding the total share authorization under the Plan and the 2009 Plan if this proposal is approved.

	Shares
Shares available for new Plan awards under 2009 Plan as of December 31, 2016	7,000,000	[1]
Shares subject to outstanding 2009 Plan and predecessor plan awards as of December 31, 2016	9,900,000	[2]
Total new authorized Plan shares requested in this Proposal	46,000,000
Total authorized Plan shares if this Proposal is approved (including shares subject to outstanding 2009 Plan and predecessor awards)	62,900,000
[1]	Will be transferred to the Plan and no longer available under the 2009 Plan.
[2]	Includes 7,500,000 for outstanding full-value awards (RSUs and PSUs (assuming target performance)) and 2,400,000 for outstanding stock options, with a weighted average exercise price of $21.08 and weighted average remaining contractual term of 1.6 years.

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans, which include the 2009 Plan and the 2004 ESPP, and one of our prior equity compensation plans, the Amended and Restated 1999 Incentive Compensation Plan (the “1999 Plan”). The 2009 Plan succeeded the 1999 Plan and was approved by stockholders. Awards granted under the 1999 Plan remain valid, though no additional awards may be granted from such plan. For additional information on our equity compensation plans, see Note 15 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)
Equity compensation plans approved by security holders [1]	9,994,865 [2]	$21.08 [3]	12,204,665 [4]
Equity compensation plans not approved by security holders	–	N/A	–
Total	9,994,865	$21.08 [3]	12,204,665
[1]	Consists of the 1999 Plan, the 2009 Plan and the 2004 ESPP.
[2]	Excludes purchase rights outstanding under the 2004 ESPP. Under such plan, employees may purchase whole shares of common stock at a price per share equal to 90% of the lower of the fair market value per share on the first day of the purchase period or the fair market value per share on the last day of the purchase period. As of December 31, 2016, 2,384,043 shares of common stock may be issued pursuant to stock options upon exercise, 4,863,988 shares of common stock may be issued pursuant to RSUs upon vesting and 2,746,834 shares of common stock may be issued pursuant to PSUs upon vesting. The number of shares of common stock that may be issued under the outstanding and unvested PSUs for which the performance measurement period has not ended is based on vesting of the maximum number of award shares. The actual number of shares of common stock that may vest will generally range from 0% to 200% of the target number based on the level of achievement of the applicable performance metric(s) and the continued service vesting requirements.
[3]	As of December 31, 2016, the weighted-average exercise price of outstanding options to purchase common stock was $21.08 and no weighting was assigned to RSUs or PSUs as no exercise price is applicable to RSUs or PSUs.
[4]	Includes 7,016,658 shares of common stock available for future issuance under the 2009 Plan and 5,188,007 shares of common stock available for future issuance under the 2004 ESPP. As of December 31, 2016, there were no outstanding purchase periods under the 2004 ESPP.

42	Cognizant Technology Solutions Corporation

Compensation

Frequently Asked Questions About the Plan

This summary is qualified by reference to the complete text of the Plan, which can be found in Appendix A on page 59.

Who will be eligible to participate in the Plan?

All officers, employees, consultants and directors of Cognizant and its subsidiaries — approximately 270,000 persons (approximately eighteen executive officers, ten non-employee Directors, approximately 260,000 other employees and approximately 10,000 consultants or advisors) — will be eligible to participate in the Plan.

Who will administer the Plan?

Generally. The Plan will be administered by the Compensation Committee, an independent committee of the Board. The Compensation Committee will have the authority to make any determination or take any action that it deems necessary or desirable to administer the Plan, and also will have the sole discretion to interpret the Plan and all award agreements. With limited exceptions, the Compensation Committee will be able to delegate its authority under the Plan to a subcommittee consisting of one or more members of the Board or one or more of the Company’s officers.

As it Relates to Director Compensation. The Board will administer the Plan as it relates to director compensation.

How many shares will be available for Plan awards?

If the Plan is approved, the maximum aggregate number of shares of our common stock that may be issued under the Plan will be equal to the sum of (i) the approximately 7,000,000 shares remaining available for awards under the 2009 Plan that will be transferred to the Plan, (ii) 46,000,000 new shares and (iii) the number of shares subject to outstanding awards under the 2009 Plan that, after the effective date of the Plan, terminate, are forfeited, are converted into awards of another entity in connection with a spin-off or similar event, or are settled for cash. The number of shares of common stock reserved for issuance under the Plan will be reduced on a one-for-one basis for each share of stock issued under the Plan pursuant to a stock option or SAR and will be reduced by two shares for each share of stock issued under the Plan pursuant to a full-value award. Therefore, the 46,000,000 new shares being requested would actually represent only 23,000,000 actual shares if only full-value awards are granted under the Plan, which is consistent with our recent practices for employees. Shares delivered pursuant to an award may consist of authorized and unissued shares or treasury shares.

●	What Will Reduce the Share Pool. Awards under the Plan settled in shares and dividend equivalents denominated in shares.
●

What Will Not Reduce the Share Pool. Awards made upon the assumption of or in substitution for outstanding grants made by a company that we acquire (except as may be required for purposes of incentive stock options).

●

Which Shares Can Return to the Share Pool. Shares covered by an award under the Plan or, after the effective date of the Plan, the 2009 Plan that is terminated or forfeited because payout conditions are not met or that is converted into an award of another entity in connection with a spin-off or similar event, or that is settled for cash.

●

Which Shares Cannot Return to the Share Pool. Shares surrendered to pay the exercise price or withholding taxes for stock options or SARs, shares repurchased in the open market with the proceeds of an option exercise, shares that were subject to a stock-settled SAR that were not issued upon its net settlement, and shares withheld to pay withholding taxes on RSUs, PSUs and other full-value awards.

The last sales price of Cognizant’s shares of common stock, $0.01 par value, on April 10, 2017 was $58.97 per share, as reported on NASDAQ.

What kind of awards will the Compensation Committee be able to grant under the Plan?

Stock Options and SARs. The maximum term for stock options and SARs will be ten years. Options may be either nonqualified stock options or incentive stock options. The exercise price per share subject to each option and SAR may not be less than the fair market value per share on the date of grant. The administrator will establish the vesting schedule and the method for paying the exercise price of these awards. Unless otherwise specified by the administrator or as otherwise directed by a participant in writing to the Company, vested options and SARs with an exercise price per share that is less than the fair market value of the underlying share as of the last day of their respective terms will be automatically exercised on the last day of the term.

Restricted Stock and RSUs (including PSUs). The administrator will establish the applicable restrictions and vesting schedule of these awards. Recipients of restricted stock will have voting rights and will have the right to receive dividends, but such dividends will generally be paid out only to the extent the restricted stock vests. Recipients of RSUs generally will have no voting or dividend rights prior to settlement unless dividend equivalents are granted along with the RSUs.

Other Stock or Cash-Based Awards. The administrator may grant other stock or cash-based awards, including awards entitling a holder to receive shares or cash to be delivered immediately or in the future, including cash payments, cash bonus awards, stock payments, stock bonus awards, incentive awards, deferred stock, deferred stock units, retainers, committee fees and meeting-based fees, under such terms as it determines.

In addition, the administrator will determine (1) whether an award includes dividends or dividend equivalents (other than stock options or SARs) and (2) what happens if a participant terminates employment. Awards generally are not transferable.

Will there be minimum vesting periods for Plan awards?

The Plan will not include minimum vesting periods for awards. The Company currently grants PSUs that have a two-year performance measurement period with vesting for executive officers of 1/3rd at 30 months and 2/3rds at 36 months and for other employees 100% at 29 months. In addition, the Company currently grants RSUs that vest quarterly over three years.

Will Plan awards be subject to a clawback policy?

Plan awards granted to executive officers and Directors will be subject to the Company’s clawback policy. See “Clawback Policy” on page 31.

What will be the material terms of the performance goals for awards intended to qualify under Section 162(m)?

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to a company’s CEO or any of a company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. One of the requirements for compensation to qualify is that the material terms of the performance goals for such compensation be approved by stockholders every five years.

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Compensation

For purposes of Section 162(m), the material terms of the performance goals include the following:

●	which employees would be subject to the goals;
●	the business measurements on which the performance goals would be based; and
●	the formula that would be used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement.

Each of these aspects is discussed below, and stockholder approval of this proposal constitutes approval of each of these aspects for purposes of Section 162(m).

Employees Covered
The Company’s NEOs would be subject to the performance goals described in this section. We may apply the performance goals to all executive officers in the event that any of them becomes a covered employee under Section 162(m).

Business Measurements
The business measurements that may be used to establish performance goals are limited to the following: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (vii) earnings per share, either before or after acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the common stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indices, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction, (xxi) productivity measures, (xxii) funds from operations, (xxiii) operating efficiency, or (xxiv) economic value-added models.

Committee Authority to Measure Performance Goals. The Compensation Committee may establish performance goals that are measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, in each case as specified by the Compensation Committee in the award.

Committee Authority to Adjust Performance Goals. The Compensation Committee may adjust the performance goals to remove the effect of (i) items related to a change in applicable accounting standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual or nonrecurring events or changes in applicable law, applicable accounting standards or business conditions.

Per-Person Maximum Amounts
Subject to any adjustments that the administrator makes (as described below), the Plan limits the number of shares and the amount of cash that can be granted to an individual in any one-year period as follows:

1-year per-person limit
Stock options & SARs	3 million shares
Other awards	2 million shares
Cash	$10,000,000

In addition, there will be a limit of $900,000 on the sum of the grant date fair value of equity-based awards and the amount of any cash compensation that may be granted to a non-employee Director during any calendar year.

If approved by stockholders, this proposal would not limit Cognizant’s right to condition payment of annual bonuses or equity awards on achievement of additional quantitative or qualitative performance goals or to award or pay other or additional forms of compensation (including, but not limited to, salary, other incentive-based cash compensation or other stock-based awards under the Plan). These other forms of compensation may be paid regardless of whether the performance goals described in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under Section 162(m). However, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).

What adjustments will the administrator be permitted to make under the Plan?

Anti-Dilution Adjustments. In the event of certain corporate transactions affecting Cognizant’s outstanding common stock – such as a stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution of the Company’s assets to stockholders (other than normal cash dividends) – the administrator may make adjustments as it deems appropriate to prevent dilution or enlargement of Plan benefits. This could include changes to the number and type of shares to be issued under the Plan and outstanding awards, the exercise price of outstanding awards, Plan and per-person limits on the number of shares that can be granted and the manner in which shares subject to full-value awards will be counted. If such an event constitutes an “equity restructuring” for purposes of applicable accounting guidance, certain adjustments will be mandatory.

Corporate Events and Change in Control. In the case of any event described under “Anti-Dilution Adjustments” above or any unusual or nonrecurring transactions or events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or of changes in applicable law or applicable accounting standards, the administrator may take any of the following actions

44	Cognizant Technology Solutions Corporation

Compensation

with respect to any award to prevent dilution or enlargement of plan benefits, to facilitate such events or to give effect to changes in law or accounting standards:

●	Terminate the award for a cash payment with a value equal to the amount that would have been attained upon the exercise of the award or the realization of the holder’s rights;
●	Provide that the award may be assumed by the successor or survivor corporation or substituted for by similar awards, with appropriate adjustments;
●	Adjust the number and type of shares subject to the award or the terms and conditions of the award;
●	Provide that the award will be exercisable or payable or fully vested;
●	Replace the award with other rights or property;
●	Provide that the award cannot vest, be exercised or become payable after the event; or
●	Refuse to permit the exercise of any award during a limited period up to 30 days prior to the event.

The Plan provides for double-trigger vesting in that if an award continues in effect or is assumed or an equivalent award substituted in connection with a change in control, and a holder incurs a termination of service without “cause” (as defined in the sole discretion of the administrator, or as set forth in the award agreement) upon or within 12 months following the change in control, then the holder will be fully vested in such award.

What will be the duration of the Plan?

The Plan became effective on March 27, 2017, the date it was adopted by the Board, subject to the approval of stockholders. The Plan will expire on the tenth anniversary of such date, such that no award may be granted under the Plan after March 27, 2027.

How can the Plan or awards be amended?

Amendments to the Plan. The Board may amend, suspend or terminate the Plan, but will seek stockholder approval of any amendment that would:

●	Increase the number of authorized shares under the Plan (except in connection with anti-dilution adjustments as discussed above); or
●	Permit underwater stock options or SARs to be repriced, replaced or exchanged.

Amendments to Awards. The administrator may amend, modify or terminate any outstanding award.

No amendment, suspension or termination of the Plan or amendment of any award may materially and adversely affect the rights or obligations of a holder without his or her consent.

Other Information About the Plan

Summary of U.S. Federal Income Tax Consequences

The following summary of tax consequences to Cognizant and to Plan participants is intended to be used solely by stockholders in considering how to vote on this proposal and not as tax guidance to participants in the Plan. It relates only to federal income tax and does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States. In addition, this summary is as of the date of this proxy statement; federal income tax laws and regulations are frequently revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the Plan.

Stock Options and SARs. The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. When disposing of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price and (2) the amount realized upon the disposition of the shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.

Other Awards. Other awards under the Plan generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares or other awards.

Section 409A. Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code (“Section 409A”). Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Plan and awards granted under the Plan will be structured and interpreted in a manner that is intended to be exempt from or comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. In the event the administrator determines that any award may be subject to Section 409A, the administrator may (but is not obligated to), without a holder’s consent, adopt amendments to the Plan and applicable award agreements or adopt policies and procedures that the administrator determines are necessary or appropriate to exempt the applicable awards from Section 409A or to comply with the requirements of Section 409A.

Company Deduction. Except as discussed below, the Company is generally entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options, SARs or other awards, but not for amounts the participant recognizes as capital gain. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Impact of Section 162(m) Deduction Limitation. The Plan is designed to provide for awards that are exempt from the requirements of Section 162(m), which generally provides that income tax deductions of publicly held companies may be limited to the extent total compensation for certain executive officers exceeds $1,000,000 in any taxable year of the company, but provides that the deduction limit will not apply to certain “performance-based compensation” that is granted or vests based upon pre-established objective performance goals and is established by an independent compensation committee and the material terms of which are adequately disclosed to and approved by stockholders. Cognizant intends that options, SARs and PSUs granted under the Plan will qualify as performance-based compensation not subject to a deductibility cap. However, a number of requirements must

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Compensation

be met in order for particular compensation to so qualify, so there can be no assurance that these types of compensation under the Plan will be fully deductible under all circumstances. In addition, other types of compensation provided under the Plan may not qualify as performance-based compensation under Section 162(m) and therefore may not be deductible. For more information, see “What will be the material terms of the performance goals for awards intended to qualify under Section 162(m)?” on page 43.

Impact of Section 280G Deduction Limitation. Our ability to obtain a deduction for payments under the Plan could also be limited by the golden parachute rules of IRC Section 280G, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of a company.

Plan Benefits

New Plan Benefits. Our Directors and executive officers may benefit from the grant of equity-based awards under the Plan. Grants of stock options and RSUs that will be awarded to non-employee Directors serving on the Board on the date of the Annual Meeting are shown in the table below. The number of awards that our NEOs, other executive officers and other employees may receive under the Plan will be determined in the discretion of the Compensation Committee in the future, and the Compensation Committee has not made any determination to make future grants to any persons under the Plan as of the date of this proxy statement. Therefore, it is not possible to determine the benefits that will be received in the future by such participants in the Plan or the benefits that would have been received by such participants if the Plan had been in effect in the year ended December 31, 2016.

Name and Position	Dollar Value of Shares Underlying Options Granted	Dollar Value of Shares Subject to Stock Awards
Francisco D’Souza Chief Executive Officer	$0	$0
Rajeev Mehta President	$0	$0
Gordon J. Coburn Former President	$0	$0
Karen McLoughlin Chief Financial Officer	$0	$0
Ramakrishna Prasad Chintamaneni EVP and President, Global Industries and Consulting	$0	$0
Dharmendra Kumar Sinha EVP and President, Global Client Services	$0	$0
All current executive officers as a group	$0	$0
All current non-employee Directors as a group [1]	$1,050,000	$1,050,000
All employees except current executive officers as a group	$0	$0
[1]	At the Annual Meeting, each non-employee Director will each receive a grant of stock options with a modified Black-Scholes value (using the assumptions utilized in preparing the Company’s most recent audited financial statements) as of the date of grant of $105,000 and a grant of RSUs with a fair market value as of the date of grant of $105,000, unless such member is not elected at the Annual Meeting. The number of shares subject to such awards will be determined based on the fair market value of our common stock on the date of grant and, therefore, is not determinable at this time. Each such option will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and a maximum term of seven years measured from the grant date and will vest ratably, 50% per year on each of the first two anniversaries of the date of grant, subject to the Director’s continued service on the Board through each applicable vesting date. Each such RSU award will vest ratably, one-third on each of the first three anniversaries of the date of grant, subject to the Director’s continuous service on the Board through each applicable vesting date.

46	Cognizant Technology Solutions Corporation

AUDIT MATTERS

PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What are you voting on?

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for 2017. We are asking our stockholders to ratify this appointment of PwC. Although ratification is not required by our By-laws or otherwise, the Board values the opinions of our stockholders and believes that stockholder ratification of the Audit Committee’s selection is a good corporate governance practice. If the selection is not ratified, the Audit Committee will take this fact into consideration in determining whether it is appropriate to select another independent auditor for 2017 or future years. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2017.

Our Auditor Review and Engagement Process

The Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. Our Audit Committee and its chairperson are directly involved in the selection of the lead audit partner at the start of each rotation.

To ensure continuing audit independence:

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The Audit Committee periodically considers whether there should be a change of the accounting firm that is retained, and considers the advisability and potential impact of selecting a different accounting firm;

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Neither the accounting firm nor any of its members is permitted to have any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services; and

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In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide services to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

We Expect PricewaterhouseCoopers LLP to Attend the 2017 Annual Meeting

PwC representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate questions from stockholders.

2017 Proxy Statement	47

Audit Matters

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report:

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Audit Committee of the Board of Directors acts under a written charter, which is available in the “Company Overview” section of the “About Cognizant” page of the Company’s website located at www.cognizant.com, under the “Corporate Governance” tab. The members of the Audit Committee are independent Directors, as defined in its charter and the rules of The NASDAQ Stock Market LLC. The Audit Committee held 15 meetings during 2016.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s independent registered public accounting firm (“auditor”) is responsible for performing an independent integrated audit of the Company’s annual financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2016 and has discussed these financial statements with management and the Company’s auditor. The Audit Committee has also received from, and discussed with, the Company’s auditor various communications that such auditor is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), as may be modified or supplemented.

The Company’s auditor also provided the Audit Committee with formal written statements required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the auditor and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the auditor its independence from Cognizant Technology Solutions Corporation. The Audit Committee also considered whether the auditor’s provision of certain other non-audit related services to the Company is compatible with maintaining such firm’s independence.

Based on its discussions with management and the auditor, and its review of the representations and information provided by management and the auditor, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

By the Audit Committee of the Board of Directors of Cognizant Technology Solutions Corporation

Zein Abdalla
Maureen Breakiron-Evans
Jonathan Chadwick
John E. Klein
Leo S. Mackay, Jr.
Thomas M. Wendel

48	Cognizant Technology Solutions Corporation

Audit Matters

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Fees

The following table summarizes the fees of PwC, our independent registered public accounting firm, for each of the last two fiscal years.

Fee Category	2015	2016
Audit Fees	$4,122,200	$7,681,100
Audit-Related Fees	$1,575,300	$3,486,100
Tax Fees	$1,080,600	$879,400
All Other Fees	$335,400	$238,000
Total Fees	$7,113,500	$12,284,600

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements (including services necessary for rendering an opinion under Section 404 of the Sarbanes-Oxley Act), the review of our interim quarterly financial statements and other professional services provided in connection with statutory and regulatory filings or engagements. The increase in audit fees from 2015 to 2016 was principally due to increased audit work in connection with matters that are the subject of the Company’s ongoing internal investigation that is being conducted under the oversight of the Audit Committee, with the assistance of outside counsel, focused on whether certain payments relating to Company-owned facilities in India were made improperly and in possible violation of the U.S. Foreign Corrupt Practices Act and other applicable laws.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”, including financial due diligence services related to business combinations. These services relate to attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting matters, and independent assessment of controls related to outsourcing services. The increase in audit-related fees from 2015 to 2016 was principally due to an increase in financial due diligence services related to the Company’s mergers and acquisitions activities.

Tax Fees

Tax fees comprise fees for a variety of permissible services relating to tax compliance, tax planning and tax advice. These services include assistance in complying with local transfer pricing requirements, assistance with local tax audits and assessments, withholding tax and indirect tax matters, preparation and filing of local tax returns, and technical advice relating to local and international tax matters.

All Other Fees

For 2016, other fees primarily relate to advisory fees for immigration services. For 2015, other fees primarily relate to advisory fees for immigration and IT security services.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Audit Committee has also delegated to Maureen Breakiron-Evans, the current Audit Committee Chair, the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any such approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. During 2015 and 2016, the Audit Committee approved all services provided to us by PwC that are subject to the pre-approval policies and procedures described above.

2017 Proxy Statement	49

STOCKHOLDER PROPOSALS

PROPOSAL 6
STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE THE STEPS NECESSARY TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS IN THE COMPANY’S CERTIFICATE OF INCORPORATION AND BY-LAWS
What are you voting on?

The following stockholder proposal will be voted on at the 2017 Annual Meeting only if properly presented by or on behalf of the stockholder proponent. We are asking stockholders to vote to approve the stockholder proposal requesting that the Board take the steps necessary to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation and By-laws.

The Board unanimously recommends a vote FOR this proposal.

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of 100 shares of the Company’s common stock, intends to submit the proposal set forth below at the Annual Meeting.

PROPOSAL 6 — SIMPLE MAJORITY VOTE

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is important that our company take each step necessary to avoid a failed vote on this proposal topic.

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.

Please vote to enhance shareholder value:

Simple Majority Vote - Proposal 6

50	Cognizant Technology Solutions Corporation

Stockholder Proposals

PROPOSAL 7
STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT
What are you voting on?

The following stockholder proposal will be voted on at the 2017 Annual Meeting only if properly presented by or on behalf of the stockholder proponent. The Board unanimously recommends a vote AGAINST the proposal for the reasons set forth following the proposal.

The Board unanimously recommends a vote AGAINST this proposal.

The Company has been advised that James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, beneficial owners of 100 shares of the Company’s common stock, intend to submit the proposal set forth below at the Annual Meeting. Mr. McRitchie and Ms. Young have delegated John Chevedden to act on their behalf regarding the proposal.

PROPOSAL 7 — RIGHT TO ACT BY WRITTEN CONSENT

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are two complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. Both are associated with increased governance quality and shareholder value.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance, it takes 25% of Cognizant Technology Solutions Corporation shares outstanding to call a special meeting. Delaware law would allow 10% of shares outstanding to call a special meeting.

With a requirement of 25%, a significant percentage of Cognizant shares outstanding could be disenfranchised from having any voice whatsoever on calling a special meeting.

This proposal topic won 67% support at Duke Energy Corp. and majority shareholder support at 13 major companies in a single year. Hundreds of major companies enable shareholders to act by written consent.

Our proposal on this topic won 49% support at Cognizant last year; 1% more this year could put it over the top.

Please vote FOR our Right to Act by Written Consent to protect shareholder value.

The Board’s Statement of Opposition

The Board UNANIMOUSLY recommends that stockholders vote AGAINST this proposal for the following reasons:

●

Written consent can result in an unfair, secret and unsound process and is unnecessary given the ability of stockholders to call special meetings. The Board believes that action by written consent, where there is no open meeting, disclosure and debate, is an unfair, secretive and unsound process. Further, implementation of this proposal is unnecessary given the Company’s other governance practices, including the ability of stockholders to call special meetings. At meetings of stockholders, stockholders have the opportunity to express views on proposed actions, participate in deliberations and vote. Such meetings occur at a time and date announced publicly in advance of the meeting. These and other provisions ensure that stockholders can raise matters for consideration and that all stockholders receive notice of, and have an opportunity to voice concerns about, proposed actions affecting the Company. In contrast, the proposal would allow a limited group of stockholders to act on potentially significant matters, without a meeting, without prior notice to all stockholders, and without an opportunity for fair and open discussion among stockholders.

●

The Company’s existing corporate governance practices and policies already ensure stockholder democracy and Board accountability. In addition to providing for stockholders’ right to call special meetings, the Company has been responsive to stockholder input and enhanced its governance practices and policies to further the rights of stockholders and Board accountability. The Board has shown time and again that when it believes a particular action requested by a stockholder is in the best interests of all stockholders, the Board will support that action. For example, the Board is supporting the other proposal involving the proponent, Proposal 6, requesting that the Board take the steps necessary to eliminate supermajority voting requirements in the Company’s Certificate of Incorporation and By-laws, because it agrees that this action would benefit all stockholders. Other recent examples include:

●

Stockholder Engagement. We regularly solicit input from our stockholders and take appropriate actions where the long-term interests of all our stockholders are best served. For example, following engagement with Elliott Management and a number of other large stockholders and in conjunction with an agreement with Elliott, in 2017 we announced plans to return capital to stockholders and increase our non-GAAP Operating Margins.

2017 Proxy Statement	51

Stockholder Proposals

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Regular Board Refreshment. The Board evaluates its composition on an ongoing basis to ensure that it has the right mix of skills and perspectives. Following the addition of a new director in each of 2015 and 2016, as part of an agreement reached with Elliott, two new directors have been added in 2017 to replace two retiring directors, and an additional director will be added by 2018 to replace another retiring director.

●

Proxy Access By-law. In 2016, the Board adopted a 3/3/25 proxy access By-law provision, with no limit on the number of stockholders who can work together to reach the 3% threshold. See “Director Nominees via Proxy Access” on page 53.

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Majority Voting in Director Elections. The Company’s By-laws provide that, in an uncontested election of directors, a director nominee must receive more “for” votes than “against” votes to be elected. See ”Majority Voting Standard in Director Elections” on page 16.

●

Board Declassification. In 2013, the Board recommended and the stockholders approved an amendment to the Company’s Certificate of Incorporation to declassify the Board. Each of our directors is now subject to re-election at each annual meeting of stockholders.

We believe that these and our other corporate governance practices and policies enable stockholders to act in support of their interests, while avoiding the risks associated with the proposal.
●

Substantially identical proposals were rejected by the Company’s stockholders in 2013, 2015 and 2016. Substantially the same proposal has been submitted, considered by the Board and rejected by stockholders three times, including at the last two annual meetings. The Board continues to believe that this proposal is not in the best interests of all stockholders, and urges our stockholders to reject this proposal for the fourth time.

52	Cognizant Technology Solutions Corporation

Stockholder Proposals

STOCKHOLDER PROPOSALS AND NOMINEES FOR THE 2018 ANNUAL MEETING

Stockholder Proposals

SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

●

When to send these proposals. Any stockholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than the close of business on December 21, 2017.

●	Where to send these proposals. Proposals should be sent to our Corporate Secretary. See “Helpful Resources” on page 78.
●	What to include. Proposals must conform to and include the information required by Rule 14a-8.

Director Nominees via Proxy Access

Our By-laws permit a group of stockholders who have owned a significant amount of the Company’s common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (up to 25% of the Board and in any event not less than two directors) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-laws.

●

When to send these proposals. Notice of director nominees under these By-law provisions must be received no earlier than November 21, 2017 and no later than the close of business on December 21, 2017. In the event that the date of the 2018 Annual Meeting is more than 30 days before or more than 70 days after June 6, 2018, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 150th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

●	Where to send these proposals. Notice should be addressed to our Corporate Secretary. See “Helpful Resources” on page 78.
●	What to include. Notice must include the information required by our By-laws, a copy of which is available upon request to our Corporate Secretary. See “Helpful Resources” on page 78.

Other Proposals or Director Nominees

Our By-laws require that any stockholder proposal, including a director nomination, that is not submitted for inclusion in next year’s proxy statement (either under Rule 14a-8 or our proxy access By-laws), but is instead sought to be presented directly at such meeting, must be received by our Corporate Secretary in writing not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting.

●

When to send these proposals. Stockholder proposals or director nominations submitted under these By-law provisions must be received no earlier than the close of business on February 6, 2018 and no later than the close of business on March 8, 2018. In the event that the date of the 2018 Annual Meeting is more than 30 days before or more than 70 days after June 6, 2018, then our Corporate Secretary must receive any such proposal not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting and not later than the close of business of the later of the 90th day prior to the 2018 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

●	Where to send these proposals. Proposals should be sent to our Corporate Secretary. See “Helpful Resources” on page 78.
●	What to include. Proposals must include the information required by our By-laws, a copy of which is available upon request to our Corporate Secretary. See “Helpful Resources” on page 78.

Management Discretion to Vote Proxies on These Proposals

SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with the above deadlines and, in certain other cases, notwithstanding the stockholder’s compliance with these deadlines.

Non-Compliant Proposals

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements set forth above or other applicable requirements.

2017 Proxy Statement	53

ADDITIONAL INFORMATION

PROXY STATEMENT AND PROXY SOLICITATION

About this Proxy Statement

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at our Annual Meeting be held on Tuesday, June 6, 2017, at 9:30 a.m. Eastern Time, at the Teaneck Marriott at Glenpointe, 100 Frank W. Burr Blvd., Teaneck, New Jersey 07666, and at any continuation, postponement or adjournment thereof. Holders of record of shares of common stock as of the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. As of the Record Date, there were approximately 588,995,145 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s 2016 Annual Report will be released on or about April 20, 2017 to our stockholders on the Record Date.

Management Discretion Proposals and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the proposals and other stockholder actions set forth below. The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or over the Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

Proposals and Other Stockholder Actions		Board Recommendation	See Page No.
1.	Elect the 11 Director nominees named in this proxy statement to serve until the 2018 Annual Meeting of Stockholders;	FOR EACH DIRECTOR NOMINEE	10
2.	Approve, on an advisory (non-binding) basis, the Company’s executive compensation;	FOR	22
3.	Approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the Company’s executive compensation;	1 YEAR	22
4.	Approve the 2017 Incentive Award Plan;	FOR	40
5.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;	FOR	47
6.	Consider a stockholder proposal requesting that the Board take the steps necessary to eliminate the supermajority voting provisions in the Company’s Certificate of Incorporation and By-laws, if properly presented at the Annual Meeting;	FOR	50
7.	Consider a stockholder proposal requesting that the Board take the steps necessary to permit stockholder action by written consent, if properly presented at the Annual Meeting; and	AGAINST	51

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Additional Information About This Proxy Statement

Why You Received This Proxy Statement

You are viewing or have received these proxy materials because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials

As permitted by SEC rules, Cognizant is making this proxy statement and its 2016 Annual Report available to certain of its stockholders electronically via the Internet. On or about April 20, 2017, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2016 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement and 2016 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials

Some of our stockholders received printed copies of our proxy statement, 2016 Annual Report and proxy card. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

54	Cognizant Technology Solutions Corporation

Additional Information

Householding

The SEC’s rules permit us to deliver a single Internet Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Internet Notice or one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Internet Notice or proxy materials, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Internet Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of the Board, whose Notice of Annual Meeting is included with this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our Directors, officers and other employees who will not be specially compensated for these services. We have engaged Innisfree M&A Incorporated, to assist us with the solicitation of proxies.

We expect to pay Innisfree a fee of $25,000 plus reimbursement for out-of-pocket expenses for its services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

ANNUAL MEETING Q&A

Questions and Answers About the 2017 Annual Meeting

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 10, 2017. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 588,995,145 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name”. If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your bank or brokerage firm.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.

Who can attend the Annual Meeting of Stockholders?

You may attend the Annual Meeting only if you are a Cognizant stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting, you must call the Company’s investor relations staff at 201-498-8840 or email David.Nelson@cognizant.com no later than 5:00 p.m. Eastern Time on June 5, 2017 to have your name placed on the attendance list. In order to be admitted into the Annual Meeting, your name must appear on the attendance list and you must present government-issued photo identification (such as a driver’s license). If your bank or broker holds your shares in street name, you will also be required to present proof of beneficial ownership of our common stock on the Record Date, such as the Internet Notice you received from your bank or broker, a bank or brokerage statement, or a letter from your bank or broker showing that you owned shares of our common stock at the close of business on the Record Date.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote may adjourn the Annual Meeting.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

2017 Proxy Statement	55

Additional Information

How do I vote?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote in person. If you are a stockholder of record, there are three ways to vote by proxy:

●	by telephone–You can vote by telephone by calling 800-690-6903 and following the instructions on the proxy card;
●	by Internet–You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
●	by mail–You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 5, 2017.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank or broker to obtain a legal proxy and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Corporate Secretary of Cognizant prior to or at the Annual Meeting; or
●	by voting in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Whom should I contact if I have questions or need assistance voting?

Please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations for each proposal are set forth on page 54, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors [1]	Votes cast “for” exceed votes cast “against”.	No effect.
Proposal 2: Advisory (Non-Binding) Vote on Executive Compensation (Say-on-Pay)	Majority of votes cast.	No effect.
Proposal 3: Advisory (Non-Binding) Vote on Frequency of Advisory (Non-Binding) Vote on Executive Compensation	Majority of votes cast. If no frequency receives the foregoing vote, then we will consider the frequency that receives the highest number of votes cast to be the frequency recommended by stockholders.	No effect.
Proposal 4: Approval of 2017 Incentive Award Plan	Majority of votes cast.	No effect.
Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of votes cast.	Abstentions will have no effect; no broker non-votes expected.
Proposal 6: Stockholder Proposal Regarding Elimination of Supermajority Voting Provisions in the Company’s Certificate of Incorporation and By-laws	Majority of votes cast.	No effect.
Proposal 7: Stockholder Proposal Regarding Stockholder Action by Written Consent	Majority of votes cast.	No effect.

[1]	There are 11 Director nominees named in Proposal 1. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

56	Cognizant Technology Solutions Corporation

Additional Information

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “abstain” have no effect on any of the proposals before the Annual Meeting.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, we expect that a broker will not be entitled to vote shares held for a beneficial owner on all of the other proposals to be voted on at the Annual Meeting. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

Where do I direct requests for materials mentioned in this proxy statement and how do I contact Cognizant’s Corporate secretary?

Please direct requests for materials mentioned in this proxy statement or other inquiries to our Corporate Secretary. See “Helpful Resources” on page 78 for how to contact our Corporate Secretary.

Other Matters at the 2017 Annual Meeting

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

COGNIZANT’S ANNUAL REPORT ON FORM 10-K

A copy of Cognizant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 10, 2017, without charge, upon written request addressed to our Corporate Secretary. A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. Our Annual Report on Form 10-K for the year ended December 31, 2016 is also available at www.cognizant.com.

NON-GAAP FINANCIAL MEASURES AND FORWARD-LOOKING STATEMENTS

Non-GAAP Financial Measures

Portions of our disclosure, including the table under “Reconciliation to GAAP Financial Measures,” include non-GAAP Income from Operations, non-GAAP Operating Margin, and non-GAAP EPS. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP Income from Operations and non-GAAP Operating Margin exclude stock-based compensation expense and acquisition-related charges. Our definition of non-GAAP EPS excludes net non-operating foreign currency exchange gains or losses and, for the year ended December 31, 2016, the impact of a one-time incremental income tax expense related to our principal operating subsidiary in India repurchasing its shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion (the “India Cash Remittance”), in addition to excluding stock-based compensation expense and acquisition-related charges. Our non-GAAP EPS is additionally adjusted for the income tax impact of the above items, as applicable. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred.

We believe providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into the operating results of the Company. For our internal management reporting and budgeting purposes, we use non-GAAP financial information that does not include, as applicable, stock-based compensation expense, acquisition-related charges, net non-operating foreign currency exchange gains or losses, and the impact of a one-time incremental income tax expense related to the India Cash Remittance for financial and operational decision making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding these costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of non-GAAP Income from Operations, non-GAAP Operating Margin and non-GAAP EPS, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

2017 Proxy Statement	57

Additional Information

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation expense, certain acquisition-related charges, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP Income from Operations, non-GAAP Operating Margin and non-GAAP EPS to allow investors to evaluate such non-GAAP financial measures.

Reconciliation to GAAP Financial Measures

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the years ended December 31.

($ in millions, except per share data)	2014	% of Revenue	2015	% of Revenue	2016	% of Revenue
GAAP income from operations and operating margin	$1,885	18.4%	$2,142	17.3%	$2,289	17.0%
Add: Stock-based compensation expense	$135	1.3%	$192	1.5%	$217	1.6%
Add: Acquisition-related charges [1]	$48	0.5%	$116	0.9%	$130	0.9%
Non-GAAP Income from Operations and non-GAAP Operating Margin	$2,068	20.2%	$2,450	19.7%	$2,636	19.5%

GAAP diluted earnings per share	$2.35		$2.65		$2.55
Effect of above operating adjustments, net of tax [2]	$0.23		$0.35		$0.41
Effect of non-operating foreign currency exchange losses, net of tax [3]	$0.02		$0.07		$0.04
Effect of incremental income tax expense related to the India Cash Remittance [4]	—		—		$0.39
Non-GAAP diluted earnings per share	$2.60		$3.07		$3.39
1	Acquisition-related charges include, when applicable: amortization of intangible assets included in the depreciation and amortization expense line on our consolidated statements of operations, external deal costs, acquisition-related retention payments, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs.
2	The non-GAAP income tax benefits related to stock-based compensation expense were $31 million, $46 million and $49 million for the years ended December 31, 2014, 2015, and 2016, respectively. The non-GAAP income tax benefits related to acquisition-related charges were $13 million, $43 million and $46 million for the years ended December 31, 2014, 2015 and 2016, respectively.
3	Non-operating foreign currency exchange gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes. The non-GAAP pre-tax non-operating foreign currency exchange losses were $20 million, $43 million and $30 million for the years ended December 31, 2014, 2015 and 2016, respectively, with related non-GAAP tax benefits of $4 million, $2 million and $5 million, respectively. The effective tax rate related to the reported non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such gains and losses are generated and the statutory rates applicable in those jurisdictions.
[4]	In May 2016, our principal operating subsidiary in India repurchased shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion. As a result of this transaction, we incurred an incremental 2016 income tax expense of $238 million.

Forward-Looking Statements

This proxy statement, and the letter to stockholders included with this proxy statement, include statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, expectations regarding growth trends and enhancing stockholder value, plans to accelerate our investments and improve non-GAAP Operating Margin, and anticipated share repurchases and dividends, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

58	Cognizant Technology Solutions Corporation

APPENDIX A

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
2017 INCENTIVE AWARD PLAN

ARTICLE 1. PURPOSE

The purpose of the Cognizant Technology Solutions 2017 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Cognizant Technology Solutions Corporation (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1	“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2	“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3	“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4	“Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.5	“Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6	“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7	“Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.2.

2.8	“Board” shall mean the Board of Directors of the Company.

2.9	“Change in Control” shall mean and includes each of the following:

	(a)	A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 35% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.9(c)(i), 2.9(c)(ii) and 2.9(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

	(b)	The Incumbent Directors cease for any reason to constitute a majority of the Board;

	(c)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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Appendix A

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) Consummation of a completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.11	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 12 hereof.

2.12	“Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

2.13	“Company” shall have the meaning set forth in Article 1.

2.14	“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15	“Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.16	“Director” shall mean a member of the Board, as constituted from time to time.

2.17	“Director Limit” shall have the meaning set forth in Section 4.6.

2.18	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.19	“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20	“Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.21	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.23	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.24	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25	“Expiration Date” shall have the meaning given to such term in Section 13.1(c).

2.26	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.27	“Full Value Award” shall mean any Award that is settled in Shares other than: (a) an Option, (b) a Stock Appreciation Right or (c) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

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Appendix A

2.28	“Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.29	“Holder” shall mean a person who has been granted an Award.

2.30	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.31	“Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or 2.9(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.32	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.33	“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.34	“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.35	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.36	“Option Term” shall have the meaning set forth in Section 6.4.

2.37	“Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.38	“Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1, which may include, without limitation, deferred stock, deferred stock units, retainers, committee fees, and meeting-based fees.

2.39	“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.40	“Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)	The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based-awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (vii) earnings per share, either before or after acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Company in settlement of stock-based awards, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indices, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction, (xxi) productivity measures, (xxii) funds from operations, (xxiii) operating efficiency, or (xxiv) economic value-added models, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)	The Administrator, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequent corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements;

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(xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; (xx) items relating to foreign exchange or currency transactions and/or fluctuations; or (xxi) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.41	“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.42	“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.43	“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.44	“Plan” shall have the meaning set forth in Article 1.

2.45	“Prior Plan” shall mean the Cognizant Technology Solutions Corporation Amended and Restated 2009 Incentive Compensation Plan, as such plan may be amended from time to time.

2.46	“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47	“Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.48	“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.49	“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.50	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.51	“Shares” shall mean shares of Common Stock.

2.52	“Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.53	“SAR Term” shall have the meaning set forth in Section 6.4.

2.54	“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.55	“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.56	“Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under

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said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3. SHARES SUBJECT TO THE PLAN

3.1	Number of Shares.

	(a)	Subject to adjustment as provided in Section 3.1(b) and Section 13.2, a total of 53,000,000 Shares shall be authorized for grant under the Plan (including, without limitation, pursuant to Incentive Stock Options). Any Shares that are subject to Awards other than Full Value Awards shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Full Value Awards shall be counted against this limit as two (2) Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under the Prior Plan, however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of such Prior Plan. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

	(b)	If (i) any Shares subject to an Award are forfeited or expire or are converted to shares of another Person in connection with a spin-off or other similar event, or an Award is settled for cash (in whole or in part), or (ii) after the Effective Date, any Shares subject to an award under the Prior Plan are forfeited or expire or are converted to shares of another Person in connection with a spin-off or other similar event, or an award under the Prior Plan is settled for cash (in whole or in part) (including in each case Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan, in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased by the Company on the open market with the cash proceeds received from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

	(c)	Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

	(d)	Any Shares that again become available for grant pursuant to this Section 3.1 shall be added back as: (i) one (1) Share if such Shares were subject to an Award other than a Full Value Award granted under the Plan or an option or stock appreciation right granted under the Prior Plan, and (ii) as two (2) Shares if such Shares were subject to Full Value Awards granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

3.2	Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate number of Shares with respect to one or more Awards other than Full Value Awards that may be granted to any one person during any calendar year shall be 3,000,000; the maximum aggregate number of Shares with respect to one or more Full Value Awards that may be granted to any one person during any calendar year shall be 2,000,000; and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $10,000,000. To the extent required by Section 162(m) of the Code, Shares subject to Awards which are canceled shall continue to be counted against the Award Limit.

ARTICLE 4. GRANTING OF AWARDS

4.1	Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other Person shall participate in the Plan.

4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award

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Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3	Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4	No Impact on Employment Rights. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5	Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such sub-plans and/or modifications shall increase the share limitation contained in Section 3.1, the Award Limit or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6	Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

(b)	Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of equity-based Awards and the amount of any cash-based Awards granted to a Non-Employee Director during any calendar year shall not exceed $900,000 (the “Director Limit”).

ARTICLE 5. PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1	Purpose. The Administrator may, in its sole discretion, (a) determine whether an Award is intended to qualify as Performance-Based Compensation and (b) at any time after any such determination, alter such intent for any or no reason. If the Administrator, in its sole discretion, decides to grant an Award that is intended to qualify as Performance-Based Compensation (other than an Option or Stock Appreciation Right), then the provisions of this Article 5 shall control over any contrary provision contained in the Plan or any applicable Program; provided that, if after such decision the Administrator alters such intention for any reason, the provisions of this Article 5 shall no longer control over any other provision contained in the Plan or any applicable Program. The Administrator, in its sole discretion, may (i) grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance- Based Compensation and (ii) subject any Awards intended to qualify as Performance-Based Compensation to additional conditions and restrictions unrelated to any Performance Criteria or Performance Goals (including, without limitation, continued employment or service requirements) to the extent such Awards otherwise satisfy the requirements of this Article 5 with respect to the Performance Criteria and Performance Goals applicable thereto. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2	Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Administrator (i) shall, unless otherwise provided in an Award Agreement, have the right to reduce or eliminate the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate

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performance for the Performance Period, but (ii) shall in no event have the right to increase the amount payable for any reason.

5.3	Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such Performance Period are achieved.

5.4	Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6. GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1	Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

6.2	Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

6.3	Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

6.4	Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than, in the case of Incentive Stock Options, a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 6.4 and without limiting the Company’s rights under Section 11.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 11.7 and 13.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

6.5	Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

6.6	Substitution of Stock Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also

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have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 7. EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

7.1	Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 7 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

7.2	Manner of Exercise. Except as set forth in Section 7.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

	(a)	A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed or otherwise acknowledged electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

	(b)	Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law;

	(c)	In the event that the Option or Stock Appreciation Right shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

	(d)	Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2.

7.3	Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 11.1(b) or 11.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.2. Unless otherwise determined by the Administrator, this Section 7.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7.3.

7.4	Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

ARTICLE 8. AWARD OF RESTRICTED STOCK

8.1	Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2	Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Shares are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any dividends and distributions with respect to the Shares may be subject to the restrictions set forth in Section 8.3. Without limiting the foregoing, except in connection with a spin-off or other similar event or as otherwise permitted in Section 13.2, dividends that are paid prior to vesting of shares of Restricted Stock shall only be paid to the applicable Holder to the extent that the vesting conditions are subsequently satisfied and the shares of Restricted Stock vest.

8.3	Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

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8.4	Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5	Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 9. AWARD OF RESTRICTED STOCK UNITS

9.1	Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2	Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3	Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.4	Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

9.5

Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 11.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator. For the avoidance of doubt, any Dividend Equivalents granted in tandem with Restricted Stock Units subject to vesting that are based on dividends paid prior to the vesting of such Restricted Stock Units shall be paid out to the Holder only to the extent that the vesting conditions are subsequently satisfied and the Restricted Stock Units vest.

9.6	Payment upon Termination of Service. An Award of Restricted Stock Units shall be payable only while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10. AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

10.1	Other Stock or Cash Based Awards. The Administrator is authorized to (a) grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual and (b) determine whether such Other Stock or Cash Based Awards shall be Performance-Based Compensation. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, performance goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled. Except in connection with a spin-off or other similar event or as otherwise permitted under Section 13.2, dividends that are paid prior to vesting of a Other Stock or Cash Based Award shall only be paid to the applicable Holder to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

10.2	Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator.

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Except in connection with a spin-off or other similar event or as otherwise permitted under Section 13.2, dividend Equivalents with respect to an Award subject to vesting that are based on dividends paid prior to the vesting of such Award shall be paid out to the Holder only to the extent that the vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 11. ADDITIONAL TERMS OF AWARDS

11.1	Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for any minimum period of time as may be established by the Administrator having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2	Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be no greater than the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3	Transferability of Awards.

	(a)	Except as otherwise provided in Sections 11.3(b) and 11.3(c):

		(i)	No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

		(ii)	No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

		(iii)	During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

	(b)	Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring

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Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) no Award may be transferred by a Holder or a Permitted Transferee for value or consideration. In addition, and further notwithstanding Section 11.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)	Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

11.4	Conditions to Issuance of Shares.

	(a)	The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

	(b)	All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

	(c)	The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

	(d)	No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

	(e)	The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

	(f)	Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5	Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6	Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 11.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

11.7	Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the

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date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 13.2 or 13.10).

11.8	Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

ARTICLE 12. ADMINISTRATION

12.1	Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be Performance-Based Compensation, including Options and Stock Appreciation Rights, then the Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2	Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.5 or Section 13.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3	Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4	Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

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	(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

	(d)	Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria or performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

	(e)	Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

	(f)	Prescribe the form of each Award Agreement, which need not be identical for each Holder;

	(g)	Decide all other matters that must be determined in connection with an Award;

	(h)	Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

	(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

	(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

	(k)	Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 13.2.

12.5	Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

12.6	Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law (including, without limitation, Section 162(m) of the Code). Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1	Amendment, Suspension or Termination of the Plan.

	(a)	Except as otherwise provided in Section 13.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 11.5 and Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

	(b)	Notwithstanding Section 13.1(a), the Board may not, except as provided in Section 13.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, the Award Limit or the Director Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6.

	(c)	No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

13.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

	(a)	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit and the Director Limit and adjustments of the manner in which Shares subject to Full Value Awards will be counted); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms

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and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)	In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

	(i)	To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

	(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

	(iii)	To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to such Award, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

	(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

	(v)	To replace such Award with other rights or property selected by the Administrator; and/or

	(vi)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 13.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan, adjustments of the Award Limit and the Director Limit, and adjustments of the manner in which Shares subject to Full Value Awards will be counted).

(d)	In the event an Award continues in effect or is assumed or an equivalent Award substituted in connection with a Change in Control, and a Holder incurs a Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e)	In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (or any portion thereof), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 13.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)	For the purposes of this Section 13.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or

72	Cognizant Technology Solutions Corporation

Appendix A

its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

	(g)	The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

	(h)	Unless otherwise determined by the Administrator, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent it would (i) with respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, cause such Awards to fail to so qualify as Performance- Based Compensation, (ii) cause the Plan to violate Section 422(b)(1) of the Code, (iii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iv) cause an Award to fail to be exempt from or comply with Section 409A.

	(i)	The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks the rights of which are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

	(j)	In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

13.3	Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders; and provided, further, that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

13.4	No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

13.5	Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7	Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

13.8	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9	Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

13.10	Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a

2017 Proxy Statement	73

Appendix A

Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, and (ii) the date of the Holder’s death. To the extent applicable, the Plan, any Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 13.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

13.11	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

13.12	Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.13	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.14	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

74	Cognizant Technology Solutions Corporation

Appendix A

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
2017 INCENTIVE AWARD PLAN

SUB-PLAN FOR UK PARTICIPANTS

1. PURPOSE

Pursuant to the powers granted by the Administrator in Section 4.5(d) of the Cognizant Technology Solutions 2017 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this UK Sub-Plan (the “Sub-Plan”). The purpose of the Sub-Plan is to promote the success and enhance the value of Cognizant Technology Solutions Corporation (the “Company”) by linking the individual interests of the Employees to those of Company stockholders and by providing the Employees with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

The Sub-Plan forms the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All Awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. Other service providers who are not Employees (such as Consultants or Non-Employee Directors) are not eligible to receive Awards and become participants pursuant to this Sub-Plan.

2. DEFINITIONS AND CONSTRUCTION

Capitalized terms used in the Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the Sub-Plan. The singular pronoun shall include the plural where the context so indicates.

The defined terms set out in Article 2 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that wherever the following terms are: (i) used in the Sub-Plan or (ii) used in the Plan but apply to Awards made under the Sub-Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.

a)	“Eligible Individual” shall be interpreted as referring only to Employees;

b)	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 and all Options granted to Employees based in the United Kingdom will be Non-Qualified Stock Options; and

c)	“Termination of Service” shall be interpreted as referring only to the date the participant ceases to be an Employee in accordance with 2.56 (c) of the Plan when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees based in the United Kingdom.

3. SHARES SUBJECT TO THE PLAN

The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Sub-Plan, when taken together with the number of which may be issued or transferred pursuant to Awards under the Plan or any other sub-plan shall not exceed the limit specified by Section 3 of the Plan, as amended from time to time.

The provisions of Article 3 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that the following words in Section 3.1(b) shall be omitted:

“Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.”

4. GRANTING OF AWARDS

The provisions of Article 4 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that:

a)	In Section 4.1, the following words shall be omitted:

“Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6”

b)	In Section 4.2, the following words shall be omitted:

“Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code”.

c)	Section 4.4 shall be replaced with the following:

“Terms of Employment Nothing in the Sub-Plan or any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employment of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.”

d)	Section 4.6 “Non-Employee Director Awards” shall be omitted from the Sub-Plan.

5. PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

The provisions of Article 5 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

6. GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

The provisions of Article 6 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 6.2 “Qualification of Incentive Stock Options” and the provisions in Article 6.3 and 6.4 detailing specific requirements for Incentive Stock Options shall be omitted.

7. EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

The provisions of Article 7 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 7.4 shall be omitted.

8. AWARD OF RESTRICTED STOCK

The provisions of Article 8 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 8.5 shall be replaced with the following:

“If requested by the Company the Holder will (on or within 14 days of) acquiring the Restricted Stock, join with his or her employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for the relevant tax purposes, the market value of the Restricted Stock acquired will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

2017 Proxy Statement	75

Appendix A

9.	AWARD OF RESTRICTED STOCK UNITS

The provisions of Article 9 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Section 9.6 shall be replaced with the following:

“Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.”

10.	AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

The provisions of Article 10 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

11.	ADDITIONAL TERMS OF AWARDS

The provisions of Article 11 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that:

a)	Article 11.2 shall be amended so that the word “taxes” when used in Article 11.2 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions (any a “Tax Liability”)

b)	The following words shall be added at the end of Article 11.2:

“The Holder will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability.”

c)	The provisions in Articles 11.3(b) and 11.7 relating specifically to Incentive Stock Options shall be omitted from the Sub-Plan.

12.	ADMINISTRATION

The provisions of Article 12 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan;

13.	MISCELLANEOUS PROVISIONS

The provisions of Article 13 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 13.10 shall only apply to Awards under the Sub-Plan to the extent subject to Section 409A.

In the event of a conflict between the terms of the Sub-Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the Sub-Plan, the terms of the Sub-Plan will control.

76	Cognizant Technology Solutions Corporation

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2017 Proxy Statement	77

HELPFUL RESOURCES

INDEX OF TERMS

Term	Meaning
1999 Plan	Amended and Restated 1999 Incentive Compensation Plan
2004 ESPP	Amended and Restated 2004 Employee Stock Purchase Plan
2009 Plan	2009 Incentive Compensation Plan
2011 Annual Meeting	2011 Annual Meeting of Stockholders of the Company
2016 Annual Report	Company’s Annual Report to Stockholders for Year Ended December 31, 2016
2017 Annual Meeting	2017 Annual Meeting of Stockholders of the Company
2017 Plan	2017 Incentive Award Plan
2018 Annual Meeting	2018 Annual Meeting of Stockholders of the Company
Annual Meeting	Annual Meeting of Stockholders of the Company to be held on June 6, 2017
Board	Board of Directors of the Company
CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
Chairman	Chairman of the Board
Cognizant	Cognizant Technology Solutions Corporation
Company	Cognizant Technology Solutions Corporation
CSRP	Cognizant Technology Solutions Supplemental Retirement Plan
Directors	Directors of the Company
Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
DSO	Days Sales Outstanding
Employment Agreements	Amended and Restated Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreements
Exchange Act	Securities Exchange Act of 1934
FASB ASC	Financial Accounting Standards Board Accounting Standards Codification
GAAP	U.S. Generally Accepted Accounting Principles
Governance Committee	Nominating and Corporate Governance Committee
Internet Notice	Notice of Internet Availability of Proxy Materials
IRC	U.S. Internal Revenue Code
IRS	U.S. Internal Revenue Service
NEOs	The Company’s CEO (Mr. D’Souza) and CFO (Ms. McLoughlin), each of the Company’s three other most highly compensated executive officers (Mr. Mehta, Mr. Chintamaneni and Mr. Sinha), and Mr. Coburn, who would have been one of the Company’s three most highly compensated executive officers for 2016 had he not resigned as the Company’s President on September 27, 2016
NASDAQ	The NASDAQ Stock Market LLC
non-GAAP EPS	Non-GAAP diluted earnings per share (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-GAAP Income from Operations	Non-GAAP income from operations (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-GAAP Operating Margin	Non-GAAP operating margin (see “Non-GAAP Financial Measures and Forward-Looking Statements”)
non-employee Directors	Directors who are not employees of the Company or any of its subsidiaries
Pay Governance	Pay Governance, LLC, independent compensation consultant to the Compensation Committee
PSUs	Restricted stock units with performance- and time-based vesting requirements
PwC	PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm
Record Date	April 10, 2017, the record date for the Annual Meeting
Reporting Persons	Directors, executive officers and stockholders who beneficially own more than 10% of any class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act
RSUs	Restricted stock units with time-based vesting requirements
Rule 14a-8	Rule 14a-8 under the Exchange Act
SEC	U.S. Securities and Exchange Commission

78	Cognizant Technology Solutions Corporation

Weblinks

Board of Directors
Cognizant Board	https://www.cognizant.com/company-overview/board-of-directors
Board Committee Charters
Audit Committee	https://www.cognizant.com/about-cognizant-resources/AuditCommitteeCharter.pdf
Compensation Committee	https://www.cognizant.com/about-cognizant-resources/CompensationCommitteeCharter.pdf
Governance Committee	https://www.cognizant.com/about-cognizant-resources/CorporateGovernanceCommitteeCharter.pdf

Financial Reporting
Annual Report	http://investors.cognizant.com/#annual-report

Cognizant
Corporate website	https://www.cognizant.com/
Leaders	https://www.cognizant.com/company-overview/executive-leadership
Investor Relations	http://investors.cognizant.com/

Governance Documents
By-laws	https://www.cognizant.com/about-cognizant-resources/by-laws.pdf
Certificate of Incorporation	https://www.cognizant.com/about-cognizant-resources/certificate-of-incorporation.pdf
Code of Ethics	https://www.cognizant.com/codeofethics.pdf
Corporate Governance Guidelines	https://www.cognizant.com/about-cognizant-resources/CorporateGovernanceGuidelines.pdf

Weblinks are provided for convenience only and the content on the referenced websites does not constitute a part of this proxy statement.

Contacts

Company Contacts
Board
Fax: 201-801-0243
corporategovernance@cognizant.com

Corporate Secretary
Fax: 201-801-0243
corporategovernance@cognizant.com

General Counsel
Fax: 201-801-0243
generalcounsel@cognizant.com

Chief Compliance Officer
Fax: 201-801-0243
chiefcomplianceofficer@cognizant.com

…or mail to our principal executive offices,
attention to the applicable contact

Our Principal Executive Offices
Cognizant Technology Solutions
Glenpoint Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey 07666

To Request Copies of the Internet Notice or Proxy Materials
Broadridge Financial Solutions, Inc.
(Tabulator/Inspector of Election)
Broadridge
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Phone: 800-542-1061

For Questions or Assistance Voting
Innisfree M&A Incorporated
(Proxy Solicitor for the Company)
Stockholders call toll-free: 888-750-5834
Banks and brokers call collect: 212-750-5833

World Headquarters
500 Frank W. Burr Blvd.
Teaneck, NJ 07666 USA

www.cognizant.com

Remind Me Later
Tara!
6:45 a.m.
Thursday
57°F
ENVIRONMENT

Cognizant Digital Business

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Cognizant Digital Systems & Technology

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
GLENPOINTE CENTRE WEST
500 FRANK W. BURR BLVD.
TEANECK, NJ 07666

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E27397-P90194	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

The Board of Directors recommends you vote FOR each of the nominees:

1.	Election of Directors

	Nominees		For	Against	Abstain

	1a.	Zein Abdalla	☐	☐	☐

	1b.	Betsy S. Atkins	☐	☐	☐

	1c.	Maureen Breakiron-Evans	☐	☐	☐

	1d.	Jonathan Chadwick	☐	☐	☐

	1e.	John M. Dineen	☐	☐	☐

	1f.	Francisco D'Souza	☐	☐	☐

	1g.	John N. Fox, Jr.	☐	☐	☐

	1h.	John E. Klein	☐	☐	☐

	1i.	Leo S. Mackay, Jr.	☐	☐	☐

	1j.	Michael Patsalos-Fox	☐	☐	☐

	1k.	Robert E. Weissman	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2.	Approval, on an advisory (non-binding) basis, of the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 Year	2 Years	3 Years	Abstain

3.	Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on the compensation of the Company's named executive officers. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.		For	Against	Abstain

4.	Approval of the Company's 2017 Incentive Award Plan.	☐	☐	☐

5.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

6.	Stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the supermajority voting provisions of the Company's Certificate of Incorporation and By-laws.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 7.		For	Against	Abstain

7.	Stockholder proposal requesting that the Board of Directors take the steps necessary to permit stockholder action by written consent.	☐	☐	☐

Note: To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E27398-P90194

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION CLASS A COMMON STOCK
JUNE 6, 2017

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

The undersigned stockholder(s) of Cognizant Technology Solutions Corporation hereby appoint(s) Karen McLoughlin, Chief Financial Officer of the Company, Robert Telesmanic, Senior Vice President, Controller and Chief Accounting Officer of the Company, and Harry Demas, Vice President, Assistant General Counsel and Assistant Secretary of the Company, as proxies, with full power of substitution, to vote all shares of the Company's Class A Common Stock which the undersigned stockholder(s) is/are entitled to vote at the Company's 2017 Annual Meeting of Stockholders or any postponement, continuation or adjournment thereof.

This proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are further authorized to vote in their discretion (1) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (2) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (3) on such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Continued and to be signed on reverse side